Exhibit 10.1

LEASE AGREEMENT

between

CENTERPOINT INTERMODAL LLC,
an Illinois limited liability company

(“Lessor”)

and

WAL-MART STORES EAST, LP,
a Delaware limited partnership

(“Lessee”)

TABLE OF CONTENTS

1.	PREMISES

2.	TERM

3.	RENTAL

4.	LESSOR’S CONSTRUCTION

5.	COMPLETION

6.	ACCEPTANCE OF LESSEE’S BUILDING

7.	USE OF PREMISES

8.	EQUIPMENT, FIXTURES AND SIGNS

9.	MAINTENANCE BY LESSOR

10.	MAINTENANCE BY LESSEE

11.	CARE OF PREMISES; COMPLIANCE WITH LAWS

12.	INSURANCE; INDEMNITIES

13.	ACCESS BY LESSOR

14.	UTILITIES AND WASTE DISPOSAL

15.	CONDEMNATION

16.	DEFAULT CLAUSE

17.	ASSIGNMENT AND SUBLETTING

18.	MUTUAL WAIVER OF SUBROGATION

19.	CASUALTY LOSS

20.	TAXES AND OTHER IMPOSITIONS

21.	LESSEE’S FIXTURES, EQUIPMENT AND GOODS

22.	ALTERATIONS AND IMPROVEMENTS

i

23.	COVENANT OF TITLE AND QUIET ENJOYMENT

24.	HAZARDOUS SUBSTANCES

25.	RIGHT TO MORTGAGE

26.	EXTENSION OR RENEWAL

27.	NOTICES

28.	SHORT FORM LEASE

29.	CONSENT

30.	GOVERNING LAW; JURISDICTION; VENUE

31.	NET LEASE

32.	GUARANTY

33.	LESSOR’S TRANSFER OF PREMISES

34.	OPTION TO PURCHASE

35.	MISCELLANEOUS

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TABLE OF EXHIBITS

LEGAL DESCRIPTION	EXHIBIT “A”
SITE PLAN	EXHIBIT “A-1”
FIRST HALF OF BUILDING #1	EXHIBIT “A-2(a)”
REMAINDER OF BUILDING #1	EXHIBIT “A-2(b)”
FIRST HALF OF BUILDING #2	EXHIBIT “A-2(c)”
REMAINDER OF BUILDING #2	EXHIBIT “A-2(d)”
TITLE COMMITMENT	EXHIBIT “B”
INITIAL SPECIFICATIONS	EXHIBIT “C”
STATUS OF LESSOR’S WORK AS OF EACH POSSESSION DATE	EXHIBIT “C-1”
ACKNOWLEDGMENT OF COMPLETION	EXHIBIT “D”
SCHEDULE OF ENVIRONMENTAL REPORTS	EXHIBIT “E”
PERMITTED HAZARDOUS SUBSTANCES	EXHIBIT “F”
FORM OF SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT	EXHIBIT “G”
FORM OF ESTOPPEL CERTIFICATE	EXHIBIT “H”
LESSOR GUARANTY	EXHIBIT “I”
LESSEE GUARANTY	EXHIBIT “J”

iii

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is executed and made as of the 24th day of August, 2005 (“Date of this Lease”), by and between CENTERPOINT INTERMODAL LLC, an Illinois limited liability company (hereinafter “Lessor”), and WAL-MART STORES EAST, LP, a Delaware limited partnership (hereinafter “Lessee”).

WITNESSETH:

1.             PREMISES.  Lessor, in consideration of the covenants and agreements hereinafter contained, does hereby demise and lease to Lessee (i) those certain parcels of real property (the “Land”) containing approximately 168.22 gross acres, in the aggregate, which Land is situated in Elwood, Will County, Illinois, within the project commonly known as CenterPoint Intermodal Center (the “Project”) and is more particularly described in Exhibit A attached hereto and by this reference made a part hereof and depicted on the Site Plan attached hereto as Exhibit A-1 and by this reference made a part hereof, and (ii) all buildings, structures, driveways, parking lots, walkways, landscaping and other appurtenances thereto and all other improvements now existing or hereafter constructed or placed on the Land in accordance with this Lease, at any time during the Term (as defined in Section 2), including specifically, but without limitation, two (2) buildings to be constructed, one of which will contain approximately one million five hundred ninety-seven thousand two hundred eighty (1,597,280) rentable square feet (“Building #1”) and the other of which will contain approximately one million seven hundred sixty-seven thousand one hundred sixty-eight (1,767,168) rentable square feet (“Building #2”).  Building #1 and Building #2 are referred to herein collectively as the “Buildings” and each as a “Building”.  The Land and the Buildings are referred to herein collectively as the “Premises”.  As used herein “rentable square feet” shall mean the total square footage of each Building measured from the outside of the exterior walls of such Building (also known as the “shell envelope” of the Building).

Attached hereto as Exhibit B and by this reference incorporated herein is a commitment for a policy of leasehold title insurance (the “Commitment”) from Chicago Title Insurance Company (the “Title Company”) setting forth the state of title to the Premises and all exceptions thereto, as of the date of the Commitment.  Lessor, at its expense, shall procure an ALTA form policy of leasehold insurance consistent with the Commitment in an amount not less than the anticipated cost of Lessor’s Work (as defined in Section 4) with extended coverage, and shall deliver same to Lessee on the Delivery Date (as defined in Section 6).  Lessor shall have the right to insure or bond over all possible and then existing mechanics’ lien claims.

2.             TERM.  To have and to hold the Premises for and during the full term, commencing on the Delivery Date and ending September 30, 2021 (hereinafter sometimes referred to in this Lease as the “Term”); provided, however, that if the Delivery Date is a day other than the first day of a calendar month, the full term of this Lease will commence on the Delivery Date and end on the last day of the one hundred eightieth (180th) calendar month immediately following the month in which the Delivery Date occurs; subject, further, to the provisions of Section 6 concerning occupancy rights prior to the Delivery Date and the provisions of Section 26 concerning extensions or renewals hereof.  The initial term of this Lease is sometimes referred to in this Lease as the “Primary Term”.  Immediately after the Term hereof has been ascertained, at the request of either party, the parties shall execute an amendment to this Lease indicating the actual commencement and termination dates.

3.             RENTAL.  From and after the later of (a) the Delivery Date or (b) September 1, 2006, Lessee shall pay to the Lessor, on the first day of each calendar month, as base rent for the Premises, without demand and without set-off, except as expressly provided to the contrary in this Lease, a fixed annual rent (hereinafter the “Base Rent”) of:  Eleven Million One Hundred Sixty-Seven Thousand Nine Hundred Forty-Nine Dollars ($11,167,949.00) per year payable monthly in advance in monthly installments of Nine Hundred Thirty Thousand Six Hundred Sixty-Two and 42/100 Dollars ($930,662.42) during the initial Term.  Lessee agrees that in the event any payment of Rent (as defined in this Section 3) is late and is not paid by the tenth (10th) day following receipt by Lessee of notice from Lessor of nonpayment, a late charge equal to two percent (2%) of the unpaid Rent shall be paid by Lessee; provided, however, if such notice is given by Lessor to Lessee on two (2) occasions during a twelve (12) month period, no further notice shall be required, and Lessee shall pay said late charge to Lessor in the event the payment of Rent is not paid within five (5) days of the date when due.  Amounts of money payable by Lessee pursuant to this Lease, other than Base Rent, are sometimes referred to in this Lease as “Additional Rent”.  Base Rent and Additional Rent are collectively referred to as “Rent.”  Rent for any fractional month of the Term shall be prorated.

Lessee shall pay Rent to Lessor, at Lessor’s address set forth below, or at such other address as Lessor may from time to time designate in writing to Lessee for the payment of Rent.  Until further notice, Lessor’s address for payment of Rent is as follows:

CenterPoint Intermodal LLC

2023 Paysphere Circle

Chicago, Illinois 60674

4.             LESSOR’S CONSTRUCTION.  Subject to the terms and conditions of this Section 4, Lessor, at its sole cost and expense, shall promptly commence to construct and perform the work described in the initial specifications therefor listed in Exhibit C attached hereto and made a part hereof (the “Lessor’s Work”) upon approval of the Plans and Specifications (defined below) by Lessee and the issuance of a building permit by the Village of Elwood, Illinois.  The final construction drawings and specifications, are hereinafter sometimes referred to as the “Plans and Specifications”.  Lessor shall deliver the Plans and Specifications to Lessee in phases for Lessee’s review and approval.  Such delivery to Lessee shall be made to the following:

Van Emery

H&M Company, Inc.

50 Security Drive

Jackson, Tennessee 38305

(731) 664-6300 Office

(713) 616-5366 Mobile

(731) 668-6841 Fax

vemery@hmcompany.com

and

David Sibert

Wal-Mart Stores, Inc.

Sam Walton Development Complex

2001 SE 10th Street, Dept. 9562

Bentonville, Arkansas 72712-0550

(479) 204-2494 Direct

(479) 273-1964 Fax

david.sibert@wal-mart.com

Lessee shall review the phases of the Plans and Specifications that Lessee receives and, within five (5) days following receipt of each such phase, shall provide to Lessor its written approval or its specific detailed written objection; provided, however, Lessee may not object to the Plans and Specifications to the extent they would change the scope of Lessor’s Work as specified in, or the cost as contemplated by, Exhibit C attached hereto or to the extent of any portion thereof required by applicable law or municipal ordinance.  In the event Lessee objects to any portion thereof, Lessor shall provide Lessee with a revised set of Plans and Specifications within five (5) days following delivery of Lessee’s notice of objection.  All of Lessor’s Work shall be done in a professional, workmanlike manner and in conformity with all applicable governmental rules, regulations, codes and laws in all material respects.  Lessor shall indemnify Lessee for Claims (as defined in Section 12G below) resulting from any mechanics’ lien claims in connection with Lessor’s Work, which indemnification obligation shall survive the termination of this Lease in the event of Lessee’s purchase of the Premises.  After Lessor and Lessee agree upon the final Plans and Specifications, no material changes or deviations in the Plans and Specifications shall be made by Lessor without the prior written consent of Lessee, which consent may be granted or withheld in Lessee’s absolute discretion.

Lessee agrees to provide Lessor with the information and documentation reasonably requested by Lessor in writing from time to time, within five (5) business days after receipt of Lessor’s request, in order for Lessor to cause Completion (as defined in Section 6) of the Lessor’s Work within the time periods required by this Lease.  Lessee acknowledges that Lessor will not be able to cause Completion of the Lessor’s Work to occur within the time periods required by this Lease in the event that Lessee fails to provide all such information and documentation within said five (5) business day period, and such failure shall be a Lessee’s Delay (as defined in Section 5).

During the Term of this Lease, Lessor shall build no other buildings, structures or improvements upon the Premises except the improvements described in Exhibit C, nor shall Lessor erect any barriers or other obstacles on the Land that impede the free flow of pedestrian or vehicular traffic to and from the Buildings, without the prior written consent of Lessee, which may be withheld for any reason.

Subject to Lessor’s reasonable scheduling requirements, Lessee shall have the right to inspect the Premises to monitor the progress of construction of the Lessor’s Work; provided, however, that such right may not be exercised unless Lessee is accompanied at all times during the course of said inspection by Lessor or a representative of Lessor.

Lessee shall not have the right to review the books and records of Lessor or any contractor with respect to the cost of performing Lessor’s Work.

5.             COMPLETION.  It is agreed by the parties that the timely possession of the Premises is a material inducement to Lessee’s execution of this Lease and that the estimated date of Completion of Lessor’s Work shall be on or before September 30, 2006 (the “Anticipated Delivery Date”); provided that such date shall be subject to extension for a Lessee Delay and for a Permitted Delay (as hereinafter defined).

Notwithstanding the foregoing, Lessor agrees to complete the portion of the Lessor’s Work described on Exhibit “C-1” attached hereto as to portions of each Building (each a “Portion of a Building”) referenced below, to permit Lessee to receive and install racking (except that while tiered racking may be placed in the applicable portion of Building #1, no permanent racking shall be installed in Building #1 until Completion).  Within fifteen (15) days after each Possession Date referenced below, Lessor shall provide Lessee with a temporary or conditional permit from the Village of Elwood allowing Lessee to accept inventory in and ship inventory out of the applicable Portion of a Building (“Temporary Permit”).  All of Lessee’s activity in the Premises shall be subject to the requirements set forth below.  Each Portion of a Building shall be delivered in accordance with the following schedule and each Possession Date shall be extended by Permitted Delay and Lessee Delay:

Portion of a Building	Possession Date

Fifty Percent (50%) of Building #1, as depicted on Exhibit A-2(a) (“First Half of Building #1”)	June 1, 2006

Remainder of Building #1, as depicted on Exhibit A-2(b) (“Remainder of Building #1”)	June 30, 2006

Fifty Percent (50%) of Building #2, as depicted on Exhibit A-2(c) (“First Half of Building #2”)	August 1, 2006

Remainder of Building #2, as depicted on Exhibit A-2(d) (“Remainder of Building #2”)	August 31, 2006

Exhibit C-1 attached hereto identifies certain portions of Lessor’s Work that will and will not be completed as of the foregoing possession dates.

Lessee shall have the right to enter a Portion of a Building from and after the time that Lessor has completed the Lessor’s Work with respect to that Portion of a Building for the purposes set forth above in this Section 5; provided, however, Lessee agrees (i) any such early entry by Lessee shall be at Lessee’s sole risk, (ii) Lessee shall not interfere with Lessor or Lessor’s contractors completing work within the Premises, (iii) Lessee, together with its employees, agents and independent contractors, will abide by the reasonable rules of Lessor and Lessor’s contractor, (iv) all access shall be in such a manner as not to render the insurance on the Premises void, (v) all such access shall be allowed only to the extent permitted by governmental authority, and (vi) no access shall be permitted until insurance requirements reasonably required by Lessor and consistent with the insurance requirements set forth in Section 12 below have been satisfied by Lessee.  Lessor acknowledges that such access may result in damage to the base course or pavement resulting from truck traffic and agrees that Lessor shall be solely responsible for necessary repairs to such base course or pavement resulting from truck traffic.

Lessor shall provide Lessee with not less than thirty (30) days’ written notice of the anticipated possession date as to each Portion of a Building and Lessee shall complete its fixturing work (including temporary racking) in Building #1 within thirty-five (35) days following delivery of possession thereof with regard to each of the First Half of Building #1 and the Remainder of Building #1 and shall complete its fixturing work in Building #2 within seventy (70) days following delivery of possession thereof with regard to each of the First Half of Building #2 and the Remainder of Building #2.

Lessee shall, and does hereby agree to, indemnify, defend and hold the Lessor, its partners, officers, directors, employees, agents, attorneys and their respective successors and assigns, harmless from and against any and all claims, demands, suits, obligations, payments, damages, losses, penalties, liabilities, costs and expenses (including, but not limited to, reasonable attorneys’ fees) arising out of Lessee or Lessee’s Group’s (as defined below) actions taken in, on or about the Premises in the exercise of the rights granted pursuant to this Section 5; provided, however, Lessee shall not indemnify any such parties for their own negligence or willful acts.

The Lessor shall not be considered in breach of, or in default of, the construction obligations set forth herein in the event of actual delay in the performance of or inability to perform such obligations due to circumstances beyond the control of Lessor, including, without limitation, acts of God, the public enemy, general strikes or other labor troubles (excluding strikes or labor troubles of Lessor or Lessor’s contractors resulting from the acts of Lessor), any delay caused by any action, inaction, order, ruling, moratorium, regulation, statute, condition or other decision of any governmental agency having jurisdiction over any portion of the Premises, or by delays in inspections or in issuing approvals or permits by governmental agencies, which were beyond the control of Lessor, fires, floods, earthquakes, epidemics, and quarantine restrictions, and weather or other matters beyond the control of Lessor (collectively, “Permitted Delay”); it being the purpose and intent of this paragraph that in the event of the occurrence of any such Permitted Delay, the time or times for performance of the obligations of Lessor with respect to this Lease shall be extended for the period of the Permitted Delay; provided, that Lessor shall, within two (2) days after the beginning of any Permitted Delay, notify Lessee, in writing, and of the cause or causes thereof, and the period of the estimated duration of the Permitted Delay.

As used herein, “Lessee Delays” means any actual delay in the Completion of the Premises resulting from any of the following:  (1) Lessee’s failure to complete, on or before the due date therefor, any action item which is Lessee’s responsibility pursuant to Sections 4 or 6 of this Lease (including, without limitation, Lessee’s failure to conduct the inspection of the Premises and/or to execute and deliver the Acknowledgment of Completion in the form attached hereto as Exhibit D as and when required under Section 6 below); (2) any delay in any way whatsoever arising from Lessee’s entry of the Premises including, but not limited to, early entry to install its racking, fixtures and equipment, as a result of the selection of Lessee’s contractors to perform work or the acceptance of inventory; (3) Lessee’s failure to install racking or other fixtures or equipment within sufficient time to allow Lessor to cause Completion of Lessor’s Work prior to the Anticipated Delivery Date; or (4) any other act or omission of Lessee or any of Lessee’s agents, employees, representatives, contractors, suppliers, invitees, assignees or any of their respective successors or assigns (“Lessee’s Group”).  A Lessee Delay shall not include any delay resulting from Lessee’s objections to the Plans and Specifications within the time period set forth in Section 4 of this Lease and shall also not include any delay resulting from the need to make corrections to Lessor’s Work as determined by Lessee pursuant to its inspections.  Lessor shall provide Lessee with written notice of the occurrence of a Lessee Delay on or before two (2) days following the occurrence of such Lessee Delay, and provided Lessor delivers such written notice to Lessee within such two (2) day period, the delay caused by such Lessee Delay shall be deemed to have commenced as of the occurrence of such Lessee Delay.  In the event Lessor fails to provide Lessee with such written notice within such two (2) day period, the delay caused by the Lessee Delay shall be deemed to have commenced on the date on which Lessor delivers written notice to Lessee of the occurrence of such Lessee Delay.

If possession of any Portion of a Building is not delivered on or before the applicable Possession Date referenced above, or if Lessor’s Work has not reached Completion by the Anticipated Delivery Date (all such dates shall be extended by the number of days of all Permitted Delay and Lessee Delay), this Lease shall remain in full force and effect, and Lessee shall be paid on the Delivery Date, as liquidated damages (“Construction Delay Credit”), an amount equal to Ten Thousand Dollars ($10,000.00) for each day past the Possession Date or Anticipated Completion Date, as applicable (as extended by Permitted Delay and Lessee Delay), until possession is delivered or Completion is reached, as applicable.  Such damages have been determined by Lessor and Lessee to be reasonable and adequate to compensate Lessee for Lessor’s failure to deliver possession or reach Completion, as applicable.  In the event that Lessor fails to make the payments referenced above on the Delivery Date, such amounts may be deducted by Lessee from Rent thereafter due to Lessor under this Lease.

In the event possession of a Portion of a Building is not delivered by the scheduled Possession Date or a Temporary Permit is not obtained within fifteen (15) days thereafter, Lessor shall use its best efforts to make available to Lessee, at no cost to Lessee, alternative storage space owned or controlled by Lessor in the Chicago metropolitan area.

In the event that Completion does not occur on or before March 1, 2007, subject to extension of that date due to Permitted Delay and Lessee’s Delay, provided Lessee is not in default hereunder, Lessee shall be entitled, as Lessee’s sole and exclusive remedy, to terminate this Lease, upon written notice to Lessor on or before March 10, 2007.

6.             ACCEPTANCE OF LESSEE’S BUILDING.  The term “Delivery Date”, as used in this Lease, shall mean the later to occur of (i) the Anticipated Delivery Date, or (ii) the date upon which Lessor has accomplished Completion, as defined below, provided that in no event shall the Delivery Date occur earlier than February 1, 2006.

Lessor shall provide monthly reports to Lessee with respect to the progress of and anticipated date for Completion of Lessor’s Work.  Upon Completion of Lessor’s Work, Lessor shall provide a Notice of Completion to Lessee, and shall schedule an inspection of the Premises with Lessee, at which time a joint determination of punchlist items shall be prepared.  Lessee shall make itself available for such inspection within five (5) business days after Completion of Lessor’s Work so that there is no delay in performing such inspection.  Within five (5) business days after the completion of the inspection of the Premises, if the work has been so completed, Lessee and Lessor shall each execute and deliver an Acknowledgment of Completion in the form attached hereto as Exhibit D.

Lessor’s Notice of Completion shall include all of the following with respect to the Buildings and the work performed by Lessor, to the extent that the same are available when the Certificate of Occupancy described in L below is issued:

A.                            A Copy of the Roofing Guarantee for each Building (15-year guarantee by manufacturer on materials and labor);

B.                            Bills of Lading for the structural steel, bar joists, and roof decking;

C.                            Soil Density Tests;

D.                            Concrete Cylinder Test Reports of all requested areas;

E.                             Certification of parking lot paving specifications conformance, certified by an engineer approved by Lessee;

F.                             Sprinkler contractor’s material and test certificate;

G.                            Copies of applicable warranties and Lessor’s assignment of such warranties to Lessee on all mechanical systems encompassed within the Premises;

H.                            Certificates of insurance as required herein from Lessor;

I.                              Copies of final lien waivers from the general contractor and all subcontractors that have performed Lessor’s Work.

J.                             An as-built topographic survey certified by an engineer licensed in the state where the Premises are located, prepared in accordance with the Minimum

Standard Detail Requirements for ALTA/ACSM Land Title Surveys adopted in 1999 and certified to Lessor, Lessee and the Title Company.

K.                            Notice of Termination of SWPPP described in Section 11B below.

L.                             Copies of a final, conditional or temporary certificate of occupancy for the Premises; and

M.                           An Acknowledgment of Completion executed by Lessor, showing completion of all of Lessor’s Work.

N.                            An AIA form G704 Certificate of Substantial Completion executed by the architect for the Project, which shall define “Contract Documents”, as referenced in such form, to include the Plans and Specifications.

To the extent that any of items A through K are not delivered by Lessor prior to or concurrently with Completion (as defined below), the same shall be delivered not later than thirty (30) days thereafter.

“Completion” shall be deemed to have occurred upon delivery of items L, M and N above.  To the extent that Completion is delayed (i) by Lessee Delay, the date of Completion will be the date Completion would have occurred but for such Lessee Delay, or (ii) as a result of requirements of any governmental authority not a part of the Lessor’s Work, the date of Completion will be the date all other requirements to reach Completion have been performed.

In the event a conditional or temporary certificate of occupancy, rather than a final certificate of occupancy, is delivered as item L above, Lessor shall deliver a final certificate of occupancy within thirty (30) days thereafter, as extended by Permitted Delay and Lessee Delay.

On or prior to the date of Completion of the Premises, a representative of Lessor and a representative of Lessee together shall inspect the Premises and, within fifteen (15) days thereafter, generate a punchlist of defective or incomplete items relating to the Lessor’s Work.  Lessor shall, within thirty (30) days, as extended due to Permitted Delay and/or Lessee Delay, after such punchlist is prepared and agreed upon by Lessor and Lessee, complete such incomplete work and remedy such defective work as are set forth on the punchlist.

For a period of two (2) years following the date of Completion (the “Warranty Period”), Lessor hereby warrants to Lessee that (i) the materials and equipment furnished by Lessor’s contractors in the completion of the Lessor’s Work will be of good quality and new, (ii) such materials and equipment and the work of such contractors shall be free from defects not inherent in the quality required or permitted hereunder, and (iii) that Lessor’s Work will conform substantially to the Plans and Specifications (the foregoing referred to herein as “Lessor’s Warranty”).  This warranty shall exclude damages or defects caused by abuse by Lessee, its employees, invitees, licensees, contractors and agents, improper or insufficient maintenance, improper operation, or normal wear and tear under normal usage.  After expiration of the Warranty Period, Lessor agrees to assign to Lessee on a nonexclusive basis the benefit of all construction warranties pertaining to the Premises to the extent that they do not relate to structural or other portions of the Premises that Lessor is required to maintain and repair under this Lease.  In the event of the exercise of the Right to Purchase (as defined in Section 34), Lessor’s Warranty shall survive, notwithstanding the termination of this Lease.

7.             USE OF PREMISES.  It is anticipated that the primary use of the Premises will be for the storage and warehousing of goods and materials intended for sale in Wal-Mart, Sam’s Club or other stores operated by or through Lessee (“Primary Use”).  Lessor further agrees that, subject to the provisions of this Section 7, the Premises may be used for any lawful purpose (“Permitted Use”).  It is expressly agreed that nothing contained in this Lease shall be construed to contain a covenant, either express or implied, to either use or commence the operation of a business or thereafter continuously use or operate a business in the Premises.  Lessor recognizes and agrees that Lessee may, at Lessee’s sole discretion and at any time during the term of this Lease, cease the use or operation of its business in the Premises, and Lessor hereby waives any remedies based on such cessation, including but not limited to legal action for damages or for equitable relief which might be available to Lessor because of such cessation of business activity by Lessee.  Notwithstanding the foregoing, Lessee’s use of the Premises must comply with the terms of this Lease and the Permitted Exceptions (as hereinafter defined in Section 11).

8.             EQUIPMENT, FIXTURES AND SIGNS.  Lessee shall have the right to erect, install, maintain and operate on the Premises such equipment, fixtures and signs as Lessee may deem advisable, including a rooftop satellite dish, subject to all applicable laws, rules and regulations, the Permitted Exceptions and the terms of this Lease.  It is understood that any work of any kind made and done under this Section 8 shall be made and done at Lessee’s sole cost, and Lessee agrees to indemnify, defend and hold Lessor harmless from any and all mechanics’ liens that may be filed by reason thereof, as well as all claims, damages, costs, expenses and other liabilities associated therewith (including reasonable attorneys’ fees and costs).

9.             MAINTENANCE BY LESSOR.

A.                            Lessor shall, at its own cost and expense, perform all required repairs and replacements to the roof (including the roof membrane), foundation (beneath the floor slab) and structural frame of the Buildings.  Lessor’s obligation shall exclude the cost of any repair required because of the act or negligence of Lessee or Lessee’s Group, the cost of which shall be the responsibility of Lessee.  Unless the same is caused solely by the negligent action or inaction of Lessor, its employees or agents, or is not covered by the insurance required to be carried by Lessee pursuant to the terms of this Lease, Lessor shall not be liable to Lessee or to any other person for any damage to property occasioned by failure in any utility system or by the bursting or leaking of any vessel or pipe in or about the Premises, or for any damage occasioned by water coming into the Premises or arising from the acts or neglects of occupants of adjacent property or the public.  During the Warranty Period, Lessor shall make any repair or replacement to the Premises resulting from defective materials and/or workmanship installed by Lessor or construction by Lessor.  If Lessor, within thirty (30) days after Lessee shall give written notice to Lessor, subject to extension of such time period due to Permitted

Delay and/or Lessee Delay, shall fail to make the repairs required of Lessor herein, Lessee may, at its option, make the repairs, in which event the Lessor covenants to reimburse Lessee for the reasonable cost thereof actually incurred and, except in the case of an Emergency Repair (as described below), for one percent (1%) of said cost for administration fees.  If within fifteen (15) days after Lessee has given such notice to Lessor, Lessor shall fail to reimburse Lessee for the cost of such work and, if applicable, the administration fee, Lessee may deduct such costs from the Base Rent then or thereafter due to Lessor under this Lease.  The quality of all work performed by Lessee must equal or exceed the quality of Lessor’s Work.  Such costs must be reasonably documented and copies of such documentation must be delivered to Lessor with the written demand for reimbursement.  Lessee shall be permitted to continue to set off against succeeding installments of Base Rent until the total amount of such cost actually incurred by Lessee has been recovered by Lessee.  Notwithstanding the notice requirements described above, if the repairs should be required to avoid an imminent danger to person or property (an “Emergency Repair”), then only such notice as shall be appropriate or practical under the circumstances shall be required prior to Lessee’s exercise of its right to make the repairs.

B.                            Lessor further agrees to make all repairs to the Premises when such repairs are necessitated by the negligent act or omissions of the Lessor or its employees, contractors or agents.

10.          MAINTENANCE BY LESSEE.  From and after the Delivery Date and throughout the Term, Lessee shall, at its own cost and expense, but subject to the obligations of Lessor under the Lessor’s Warranty and under Section 9 of this Lease, maintain and make all repairs and replacements to the entire exterior and interior of the Premises, including, without limitation, routine maintenance of any exterior walls of the Buildings (including painting as reasonably necessary), repair, maintenance and replacement of the interior of the Buildings, including, but not limited to, the electrical systems, heating, air conditioning and ventilation systems, plate glass, windows and doors, sprinkler and plumbing systems.  Lessee’s obligations to repair, maintain and replace the Premises shall also include, without limitation, repair, maintenance and replacement of all plumbing and sewage facilities within and about the Premises (including, specifically, but without limitation, the portion of water and sewer lines between the boundary of the Land and Buildings), fixtures, interior walls, floors, floor slab, ceilings, windows, doors, storefronts, plate glass, skylights, all electrical facilities and equipment including, without limitation, lighting fixtures, lamps, fans and any exhaust equipment and systems, electrical motors, and all other appliances and equipment of every kind and nature located in, upon or about the Premises including, without limitation, exterior lighting and fencing, and any sidewalks, parking areas and access ways (including, without limitation, curbs and striping) and the landscaping and grounds surrounding the Buildings.  All glass, both interior and exterior, is at the sole risk of Lessee; and any broken glass shall be promptly replaced at Lessee’s expense by glass of like kind, size and quality.  At the expiration of this Lease or any renewal hereof, Lessee agrees to surrender promptly the Premises to Lessor in the same condition as when received, ordinary wear and tear and destruction by fire, the elements or other unavoidable casualties excepted (subject to Lessee’s obligations under Section 12 hereof).

11.          CARE OF PREMISES; COMPLIANCE WITH LAWS.

A.                            Lessee agrees to keep the Premises in a neat and clean condition (ordinary wear and tear excepted), shall refrain from permitting any nuisance or fire hazard therein, and shall permit no unlawful or immoral practice to be carried on within the Premises within its knowledge or consent by it or any person.  The Land was conveyed by the United States of America, acting by and through the Deputy Assistant Secretary of the Army (I&H) pursuant to a delegation of authority from the Secretary of the Army (“Army”), under and pursuant to the powers and authorities contained in the provisions of Section 2923 of the National Defense Authorization Act For Fiscal Year 1996, Public Law No. 104 106, Division B, Title XXIX, Subtitle B, Sections 2901 et seq., approved February 10, 1996 (“Federal Act”) by a Quit Claim Deed of Conveyance with Land Use Restrictions and Covenants and Groundwater Restrictions and Covenants recorded with the Will County Recorder’s Office on August 11, 2001 as Document Number R200008624 (“Initial Deed”).  In connection with the Initial Deed a Memorandum of Agreement (hereinafter “MOA”) dated August 2, 2000 was recorded as an exhibit to the Initial Deed.  The Premises is part of a larger commercial and industrial development commonly known as “CenterPoint Intermodal Center @ Deer Run” (“Park”) and is subject to that certain Declaration of Protective Covenants, Restriction and Easements recorded in Will County, Illinois on June 27, 2002 as document number R-2002105580, as same has been and may hereafter be amended from time-to-time (“Declaration”).  Among other matters, the Declaration provides for and requires the payment of a proportionate share of certain costs and reserves for the operation, maintenance, repair and improvement of the Park (said costs being called the “Member’s Proportionate Share” of “Association Costs” as those terms are defined in the Declaration).  The lease of the Premises shall be subject to, and Lessee shall at all times during the Term comply with, all presently existing covenants, conditions, agreements, easements, encumbrances and restrictions of record, all as set forth in the Commitment, all applicable laws and ordinances, the Initial Deed, the MOA and the Declaration (collectively, “Permitted Exceptions”) (provided that no modifications to the same which change Lessee’s compliance obligations thereunder shall be made by Lessor without Lessee’s consent, unless Lessor desires to amend the same without Lessee’s consent, which Lessor may do in its sole discretion, in which case Lessee shall not be subject to any such amendment to the extent that Lessee did not consent to the same) and all present and future governmental requirements, foreseen or unforeseen, ordinary as well as extraordinary, or to the use or manner of use of the Premises or to the sidewalks, parking areas, curbs and access ways adjoining the Premises.  Lessee shall pay all amounts due under the Declaration relating to the Premises.

(i)            Lessee Compliance Obligation.  In the event that such governmental requirement (a) is applicable as a result of Lessee’s particular use, occupancy, operation or alteration of the Premises or as a result of any Lessee Change (as defined in Section 22) during the initial fifteen (15) year Term and thereafter whether or not due to Lessee’s particular use, occupancy, operation or alteration of the Premises and (b) requires a renovation, improvement or replacement to the Premises (hereinafter referred to as a “Lessee Compliance Obligation”), then (except as described below) Lessee shall be required to make such renovation, improvement or replacement and take any other required action, at Lessee’s sole cost and expense.  Lessee shall also observe and comply with the requirements of all policies of public liability, fire and other policies of insurance at any time in force with respect to the Premises.

(ii)           Code Modification.  If, as a result of one or more governmental requirements, it is necessary, from time to time during the initial fifteen (15) year Term or during the performance of Lessor’s Work, to perform an alteration or modification of the Premises (a “Code Modification”) which is not a Lessee Compliance Obligation, then Lessor shall have the obligation to pay the cost of the work which is required to perform the Code Modification.  If Lessee receives a written notice from a governmental authority requiring a Code Modification, Lessee shall promptly send a copy of such notice to Lessor.  Any Code Modification which is a Lessee Compliance Obligation shall be the sole and exclusive responsibility of Lessee in all respects; any such Code Modification shall be promptly performed by Lessee at its expense in accordance with the applicable governmental requirement.  If a Code Modification is not a Lessee Compliance Obligation, Lessor shall promptly perform the Code Modification in accordance with applicable governmental requirements; provided, however, Lessor shall not interfere with the conduct of Lessee’s business at the Premises.

B.                            In connection with any earth-disturbing activities performed pursuant to this Lease, including but not limited to the performance of any of Lessor’s Work, Lessor shall comply with all federal, state or local laws, regulations, ordinances, permits or other authorizations, approvals or other requirements relating to storm water discharges or the control of erosion or sediment discharges from construction projects, including but not limited to the Clean Water Act, 33 U.S.C. § 1251 et seq. and the July 2003 NPDES General Permit for Stormwater Discharges Associated with Construction Activities (the “EPA General Permit”) (collectively the “Storm Water Requirements”).  Lessor agrees to assume operational control over storm water compliance, to develop a comprehensive storm water pollution prevention plan and to submit a Notice of Intent for coverage under the EPA General Permit or analogous state permit as follows:

(i)            For purposes of this Lease, the parties adopt the definition of “Operational Control” developed by the U.S. Environmental Protection Agency (“EPA”) in the EPA General Permit and associated Fact Sheet: Operational Control shall mean control over construction plans and specifications, including the ability to make modifications to those plans and specifications, or day-to-day operational control of those activities at the Premises which are necessary to ensure compliance with the Comprehensive SWPPP (as hereinafter defined) for the site or other permit conditions.  Operational Control relates only to control of storm water compliance, and not control of vertical building construction.  The parties agree that Lessor and Lessor’s general contractor (the “General Contractor”) shall have Operational Control over the Premises.

(ii)           Lessor shall develop (and provide Lessee with a copy for reference) a comprehensive Storm Water Pollution Prevention Plan for the Premises (the “Comprehensive SWPPP”) which shall, at a minimum, meet the requirements of the EPA General Permit or the relevant state General Permit for Storm Water Discharges Associated with Construction Activities (collectively the “General Permit” or “Permit”), and any other Storm Water Requirements.  Consistent with EPA’s guidance in the EPA General Permit and Fact Sheet, Lessor shall state in the Comprehensive SWPPP that Lessor and the General Contractor shall have Operational Control over the Premises, and that Lessor and the General Contractor shall be responsible for installing and maintaining all erosion and sediment controls (or storm water Best Management Practices (“BMPs”)) on the Premises.  Without limitation, Lessor and the General Contractor shall have Operational Control over, and shall include in the Comprehensive SWPPP, appropriate BMPs for any fuel storage, concrete washout, trash collection, or site entrance or exit areas on the Premises.  Throughout work on the Premises, Lessor shall ensure that the Comprehensive SWPPP is readily available at the site, or at a location designated pursuant to the applicable Permit, for review by any contractor or employee, as well as any local, state or federal inspector.  Lessor and the General Contractor shall submit any Notice of Intent or other permit application required by the relevant Permit or Storm Water Requirements prior to initiating any ground-disturbing activities covering the number of acres disturbed by the construction activities planned on the Premises.  At the conclusion of all activities covered by the Permit and completion of all Storm Water Requirements, Lessor and the General Contractor shall submit the Notice of Termination required by the EPA General Permit or analogous state permit (and provide Lessee with a copy for reference).

(iii)          Lessor agrees that it will retain in files that are readily accessible all records required by the applicable Permit or other Storm Water Requirements applicable to the construction project on the Premises for a minimum of five (5) years, or for such longer time as may be required by said Permit or Storm Water Requirements.  Such records shall, without limitation, include the Permit, the Comprehensive SWPPP (including but not limited to all erosion and sediment control drawings), all reports of inspection of the storm water controls on the Premises, all rainfall records, notices of violation or orders and responses thereto, and other documents relative to storm water controls on the Premises.  Lessor shall at any time, upon request of Lessee, provide Lessee with copies of any or all such records at Lessor’s sole expense and within seven (7) days of Lessee’s written request.

12.          INSURANCE; INDEMNITIES.

A.                            Lessee covenants and agrees that from and after the Delivery Date, Lessee will carry and maintain, at its sole cost and expense, the following types of insurance, in the amounts specified and in the form hereinafter provided for:

(i)            Liability insurance in the commercial general liability form covering the Premises and Lessee’s use thereof against claims for personal injury or death, property damage and product liability occurring upon, in or about the Premises, such insurance to be written on an occurrence basis (not a claims made basis), with combined single limit coverage of not less than Three Million Dollars ($3,000,000.00) and with a general aggregate limit of not less than $5,000,000.00 for each policy year.  The insurance coverage required under this Section 12 shall, in addition, extend to any liability of Lessee arising out of the indemnities by Lessee in Section 12.G and, if necessary, the policy shall contain a contractual endorsement to that effect.

(ii)           Insurance on the “All-Risk” or equivalent form on a replacement cost basis against loss or damage to the Buildings and all other improvements now or hereafter located on the Land (including, without in any manner limiting the generality of the foregoing, flood insurance if the Premises are located in a flood hazard area), having a deductible not greater than One Million Dollars ($1,000,000.00); but in any event in amounts not less than 100% of the actual replacement value of the Buildings and such other improvements.

(iii)          Boiler and machinery insurance covering losses to or from any steam boilers, pressure vessels or similar apparatus requiring inspection under applicable state or municipal laws or regulations which are located at the Premises or on any other building systems for which such coverage is available, in amounts determined by Lessee to be appropriate or for such higher amounts as may at any time be reasonably required by Lessor and having a deductible of not more than One Million Dollars ($1,000,000.00);

coverage shall be on a broad form comprehensive basis, including loss of income with a limit of coverage which is reasonably acceptable to Lessor.

(iv)          Business automobile liability insurance having a combined single limit of not less than Two Million Dollars ($2,000,000) per occurrence and insuring Lessee against liability for claims arising out of ownership, maintenance, or use of any owned, hired, borrowed or non-owned automobiles.

(v)           Workmen’s compensation insurance to the extent required by the laws of the state of wherein the Premises are located, covering all persons employed by Lessee in the conduct of its operations on the Premises (including the all states endorsement and, if applicable, the volunteers endorsement), together with employer’s liability insurance of at least One Million Dollars ($1,000,000).

(vi)          Rent loss insurance (a) with loss payable to Lessor, (b) covering all risks required to be covered by insurance (or self-insurance) provided in this Lease, (c) containing an extended period of indemnity endorsement which provides that after the physical loss to the Premises has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of eighteen (18) months from the date that the Premises are repaired, notwithstanding that the policy may expire prior to the end of such period, and (d) in an amount equal to one hundred percent (100%) of all Rent and other amounts due from Lessee under the Lease for a period of eighteen (18) months from the date of the loss.  The amount of such insurance shall be determined at least once a year based upon Lessor’s reasonable estimate of the Rent and other amounts due from Lessee under the Lease for the succeeding eighteen (18) month period.

B.                            All policies of the insurance provided for in Section 12.A shall be issued in a form reasonably acceptable to Lessor by insurance companies with a rating of not less than “A-,” and financial size of not less than Class-VII, in the most current available “Best’s Insurance Reports”, and licensed to do business in the state in which the Buildings are located.  Lessee shall have the right to increase the deductible amounts under the policies of insurance required above, subject to the approval of Lessor, such approval not to be unreasonably withheld.  Each and every such policy:

(i)            Shall name Lessor, as well as Lessor’s Mortgagee, as defined in Section 25, and any other party reasonably designated by Lessor, as an additional insured (but only as respects the policies identified in Section 12(A)(i), (ii), (iii), (iv) and (vi) above);

(ii)           Shall be evidenced by a certificate of insurance delivered to Lessor prior to delivery of possession of the Premises to Lessee and thereafter within ten (10) days after renewal of each such policy, and as often as any such policy shall expire or terminate.  Renewal or additional policies shall be procured and maintained by Lessee in like manner and to like extent;

(iii)          Shall contain a provision that the insurer waives any right of subrogation against Lessor on account of any loss or damage occasioned to Lessor, its property, the Premises or its contents arising from any risk covered by all risks fire and extended coverage insurance of the type and amount required to be carried hereunder, provided that such waiver does not invalidate such policies or prohibit recovery thereunder;

(iv)          Shall contain a provision that the insurer will give to Lessor and such other parties in interest at least thirty (30) days notice in writing in advance of any material change, cancellation, termination or lapse, or the effective date of any reduction in the amounts of insurance; and

(v)           Shall be written as a primary policy which does not contribute to and is not in excess of coverage which Lessor may carry.

C.                            Lessee shall also, from and after each Possession Date, carry and maintain, at its sole cost and expense, insurance on the “All-Risk” or equivalent form against loss or damage to the personal property of Lessee within the Buildings, including, without limitation, stored inventory, with companies, amounts and terms of coverage reasonably deemed prudent by Lessee.  Lessor shall have no interest in or claim of any nature to the proceeds of any such insurance.  At the request of Lessor, Lessee shall provide Lessor with a certificate of such insurance, issued by the carrier or its agent, setting forth the terms of coverage.  Lessee waives any claim against Lessor for damage to the personal property of Lessee arising from negligence of Lessor to the extent such damage is covered by the insurance which Lessee is required to maintain pursuant to this subsection C.

D.                            Any insurance provided for in this Section 12 may be maintained by means of a policy or policies of blanket insurance, covering additional items or locations or insureds; provided, however, that:

(i)            Lessor and any other parties in interest from time to time designated by Lessor to Lessee shall be named as an additional insured thereunder as its interest may appear;

(ii)           The coverage afforded Lessor and any such other parties in interest will not be reduced or diminished by reason of the use of such blanket policy of insurance;

(iii)          Any such policy or policies shall specify therein the amount of the total insurance allocated to the Lessee’s improvements and property; and

(iv)          The requirements set forth in this Section 12 are otherwise satisfied.

E.             Lessor covenants and agrees that, from and after the date on which Lessor achieves Completion (and with regard to clause (ii) below, only until the Delivery Date if the Delivery Date is later than the Completion Date), Lessor will, at the expense of Lessor, carry and maintain:

(i)            Liability insurance in the commercial general liability form, covering the Buildings and the Land, against claims for personal injury or death and property damage upon, in or about the Land and the Buildings, such insurance to be written on an occurrence basis (not a claims made basis) with combined single limit coverage of not less than $3,000,000.00 and with a general aggregate limit of not less than $5,000,000.00 for each policy year, and

(ii)           Insurance on the “All-Risk” or equivalent form on a replacement cost basis against loss or damage to the Buildings and all other improvements now or hereafter located on the Land (including, without in any manner limiting the generality of the foregoing, flood insurance if the Premises are located in a flood hazard area), having a deductible or self-insured retention amount as reasonably determined by Lessor; but in any event in amounts not less than 100% of the actual replacement value of the Buildings and such other improvements.

All policies of insurance required to be carried by Lessor pursuant to this Section 12.E shall be issued by insurance companies with a rating of not less than A-, with a financial size of not less than VII.  With respect to the policies of insurance carried by Lessor pursuant to this Section 12.E, Lessor shall, within ten (10) business days after receipt of a written request from Lessee, deliver to Lessee a certificate evidencing the required coverage and containing a provision that each insurer will give to Lessee at least thirty (30) days notice in writing in advance of any material reduction, cancellation, termination or lapse of insurance.  Notwithstanding the foregoing, in no event shall Lessor be obligated to insure or, except in the event of Lessor’s negligence or willful misconduct, have any liability with respect to Lessee’s inventory, racking, trade fixtures, equipment or other property and Lessee hereby releases Lessor from all such liability.

F.                             Notwithstanding anything to the contrary contained herein, Lessee shall have the right to self-insure provided (i) Lessee, prior to electing to self-insure, gives thirty (30) days advance written notice to Lessor and (ii) the senior unsecured long term debt rating from Standard & Poor’s and Moody’s Corporation of Lessee and Wal-Mart Stores, Inc. equals or exceeds their respective senior unsecured long term debt rating from Standard & Poor’s and

Moody’s Corporation as of the date of this Lease.  “Self-insure” shall mean that Lessee is itself acting as though it were the third-party insurer providing the insurance required under the provisions of this Lease, and Lessee shall pay any amounts due in lieu of insurance proceeds because of self-insurance, which amounts shall be treated as insurance proceeds for all purposes under this Lease.  To the extent Lessee chooses to provide any insurance required by this Lease by “self-insurance,” then Lessee shall have all of the obligations and liabilities of an insurer, and the protection afforded Lessor, Lessor’s lender, and the Property shall be the same as if provided by a third-party insurer under the coverages required under this Lease, and evidence of same reasonably acceptable to Lessor and Lessor’s lender, if any, shall be provided by Lessee.  In the event that Lessee elects to self-insure and an event or claim occurs for which a defense and/or coverage would have been available from a third-party insurer, Lessee shall (i) provide written notice of same within thirty (30) days thereafter, and (ii) undertake the defense of any such claim, including a defense of Lessor, at Lessee’s sole cost and expense, and use its own funds to pay any claim or replace any property or otherwise provide the funding which would have been available from insurance proceeds but for such election by Lessee to self-insure.  Lessee shall pay such amount in the same manner and within the same time period that insurance proceeds would have been available to Lessor had Lessor been carrying third party all risk insurance on the Premises.

G.                            Each party hereby agrees to indemnify, defend, protect and hold the other party harmless from and against any and all losses, costs, liabilities, damages and expenses, including, but not limited to, penalties, fines, and costs actually incurred (collectively, “Claims”), to the extent such Claims (i) are caused or result from the activities (including the negligence or willful misconduct) of the indemnifying party or its respective agents, contractors or employees in or on the Premises, and (ii) are not insured under (or required to be insured by) the indemnified party’s property insurance pursuant to the provisions of this Lease; provided, however, that the foregoing indemnity shall not extend to any Claims to the extent resulting from the negligence or willful misconduct of the indemnified party.  The foregoing mutual indemnity is intended to be consistent with the waivers as set forth in this Section 12.G and Section 18 of this Lease, pursuant to which (a) each party has waived its respective rights against the other party to the extent any losses, damages or other Claims are insured or required to be insured under property damage policies by such party pursuant to the provisions of this Lease, and (b) has agreed to cause such party’s respective insurance carrier to include a waiver of subrogation in their respective property damage insurance policies.  The foregoing indemnities, and the waivers set forth in Section 18, are not intended to and shall not relieve any insurance carrier of its obligations to provide insurance coverage pursuant to insurance policies obtained pursuant to the provisions of this Lease.  The provisions of this Section 12 shall survive the expiration or earlier termination of this Lease.

13.          ACCESS BY LESSOR.  Lessor and its authorized representatives shall have the right to enter the Premises within 24-hours written notice to examine the condition thereof, to show the same to any prospective purchasers or lenders and/or to make all necessary repairs required of Lessor under this Lease, but such rights shall be exercised in a manner so as not to interfere unreasonably with Lessee’s operations.  At any time within nine (9) months prior to the expiration of this Lease or any renewals hereof, Lessor, upon giving verbal notice not less than two (2) business days in advance, may show the Premises to prospective tenants, and within such period, with the express written permission of Lessee, not to be unreasonably withheld, delayed or conditioned, may attach to either of the Buildings or erect on the Land a notice advertising said property for sale or letting, but such rights shall be exercised in a manner so as not to interfere unreasonably with Lessee’s operations.  A representative of Lessee shall be permitted to accompany Lessor during such periods of access.

14.          UTILITIES AND WASTE DISPOSAL.  Lessee agrees to pay for all utilities used upon or within the Premises, including, but not limited to, electricity, gas, phone, heat, power, water and sewer, provided suitable meters have been installed by Lessor as part of the Lessor’s Work, to the extent required by the Plans and Specifications, to measure Lessee’s consumption of same.  Lessee shall provide for the regular removal of all trash, rubbish and garbage from the Premises.

15.          CONDEMNATION.  In the event that part of the Premises shall be taken or condemned, and the part so taken shall remove twenty-five percent (25%) or more of the total parking area for the Buildings, or the part so taken shall result in cutting off direct access to adjacent public streets or highways such that Lessee is no longer reasonably able to continue to conduct its normal business operations, or shall result in the loss of more than twenty-five percent (25%) of either of the Buildings, then, and in either such event, Lessee may elect to terminate this Lease as of the date of the taking by such authority.  Such notice of election to terminate shall be given in writing to Lessor within sixty (60) days after official notice to Lessee of the taking.  In the event of an expropriation of any portion of either of the Buildings and if this Lease shall not be terminated as hereinabove provided, the Lease shall continue as to that portion of the Buildings which shall not have been expropriated or taken, in which event Lessor shall, to the extent only of the available proceeds from the taking, promptly and with due diligence, restore said Premises, as nearly as practicable, to a complete unit of like quality and character as existed just prior to such expropriation.  The proceeds of a partial taking which does not result in a termination of this Lease shall be the sole and exclusive property of Lessor.  The Base Rent and any other charges payable by Lessee hereunder shall abate during the period of demolition and restoration to the extent of the portion of the Buildings that Lessee is unable to and does not in fact use.  Following restoration by Lessor, Base Rent and such other charges shall be reduced in the proportion the ground floor square foot area of the Building or Buildings so expropriated shall bear to the total ground floor square foot area of the Building or Buildings prior to such expropriation.  Subject to the following paragraph, Lessee hereby assigns to Lessor, Lessee’s interest in all condemnation awards, if any.  Neither Lessor nor Lessee shall have any right or claim to any award obtained by the other party.

If the whole of the Premises shall be taken or condemned by any competent authority for any public use or purpose during the Term of this Lease or any extension hereof, or if this Lease terminates in accordance with this Section 15 as a result of a partial taking, to the extent permitted by law and subject to the rights of any lender with respect to the Premises, Lessee shall be allowed to pursue a claim against the condemning authority (“Lessee’s Claim”) that shall be independent of and wholly separate from any action, suit or proceeding relating to any award to Lessor for reimbursement of relocation expenses and for Lessee’s equipment and personal property, provided:  (i) Lessee’s Claim shall in no way limit, affect, alter or diminish in any kind or way whatsoever Lessor’s award as a result of such taking, sale or condemnation; (ii) Lessee’s Claim shall in no event include any claim for any interest in real property, it being expressly understood and agreed that all sums paid with respect to the real property interests taken, sold or condemned shall be the sole property of Lessor; and (iii) Lessee’s Claim shall in no event be joined with Lessor’s proceeding or argued or heard concurrently therewith unless the tribunal hearing Lessee’s Claim orders such joinder.

16.          DEFAULT CLAUSE.

A.                            Lessee agrees that the occurrence of any one or more of the following events shall be considered a default under this Lease:

(i)            Entry of an order, judgment or decree shall be entered by any court adjudicating Lessee a bankrupt or insolvent, or approving a petition seeking reorganization of Lessee or appointing a receiver, trustee or liquidator of Lessee, or of all or a substantial part of its assets, if such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) days; or

(ii)           Lessee shall file an answer admitting the material allegations of a petition filed against Lessee in any bankruptcy, reorganization or insolvency proceeding or under any laws relating to the relief of debtors, readjustment or indebtedness, reorganization, arrangements, composition or extension; or

(iii)          Lessee shall make any assignment for the benefit of creditors or shall apply for or consent to the appointment of a receiver, trustee or liquidator of Lessee, or any of the assets of Lessee; or

(iv)          Lessee shall file a voluntary petition in bankruptcy, or shall admit in writing its inability to pay its debts as they come due, or shall file a petition or an answer seeking reorganization or arrangement with creditors or take advantage of any insolvency law; or

(v)           A decree or order appointing a receiver of the property of Lessee shall be made and such decree or order shall not have been vacated within sixty (60) days from the date of entry or granting thereof; or

(vi)          Lessee shall default in making any payment of Rent or other payment required to be made by Lessee hereunder within ten (10) days after Lessee’s receipt of written notice of such default from Lessor; or

(vii)         Lessee shall fail to carry all required insurance under this Lease; or

(viii)        If Lessee shall default in the performance of any covenant, promise or agreement on the part of Lessee contained in this Lease not otherwise specified in this Section 16A and such default shall continue for thirty (30) days after notice thereof in writing by Lessor to Lessee, or if such default or condition which gives rise thereto cannot with due diligence and good faith be cured within such thirty (30) day period, if Lessee shall not in good faith and within the period of thirty (30) days commence the curing of such default and pursue the curing of such default continuously and diligently and in good faith to the end that such default shall be cured within such minimum period in excess of thirty (30) days as may be reasonably necessary to cure such default through pursuing such cure promptly, diligently, continuously and in good faith.

B.                            Upon the occurrence of any default and at any time thereafter, Lessor may, at its election, exercise any one or more of the following described remedies, in addition to all other rights and remedies provided at law, in equity or elsewhere herein:

(i)            Lessor may terminate this Lease by giving to Lessee written notice of Lessor’s election to do so, in which event the Term and all right, title and interest of Lessee hereunder shall end on the date stated in such notice;

(ii)           Lessor may terminate the right of Lessee to possession of the Premises without terminating this Lease, by giving written notice to Lessee that Lessee’s right of possession shall end on the date stated in such notice, whereupon the right of Lessee to possession of the Premises or any part thereof shall cease on the date stated in such notice;

(iii)          Lessor may enforce the provisions of this Lease and may enforce and protect the rights of Lessor by a suit or suits in equity or at law for the performance of any covenant or agreement herein, and for the enforcement of any other appropriate legal or equitable remedy, including without limitation (a) injunctive relief, (b) recovery of all moneys currently due from Lessee under any of the provisions of this Lease, and (c) any other damages incurred by Lessor by reason of Lessee’s default under this Lease;

(iv)          Lessor may reenter and take possession of the Premises or any part of the Premises, repossess the same, expel Lessee and those claiming through or under Lessee, and remove the effects of both or either, using such force for such purposes as may be necessary, without being liable for prosecution, without being deemed guilty of any manner of trespass, and without prejudice to any remedies for arrears of Rent or other amounts payable under this Lease or as a result of any other breach of this Lease; and

(v)           Lessor may perform any of Lessee’s obligations hereunder that Lessee has failed to perform and the cost thereof shall constitute Rent payable by Lessee to Lessor on the first day of the next calendar month.

C.                            Should Lessor take possession pursuant to legal proceedings or pursuant to any notice provided by law, Lessor may, from time to time, without terminating this Lease, rent the Premises or any part of the Premises, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term) and on such conditions and upon such other terms (which may include concessions of free rent and alteration and repair of the Premises) as Lessor, in its commercially reasonable discretion, may determine, and Lessor may collect and receive the Rent due in connection therewith.  Lessor shall not be required to accept any tenant offered by Lessee or any third party or observe any instruction given by Lessee relative to such reletting.  Lessor shall however use commercially reasonable efforts to relet the Premises, to the extent required by law.  Lessor will in no way be responsible or liable for any failure to relet the Premises, or any part of the Premises, or for any failure to collect any rent due upon such reletting.  No such reentry or taking possession by Lessor will be construed as an election on Lessor’s part to terminate this Lease unless a written notice of such intention is given to Lessee.  No written notice from Lessor under this Section 16 or under a forcible or unlawful entry and detainer statute or similar law will constitute an election by Lessor to terminate this Lease unless such notice specifically so states.  Lessor reserves the right following any such reentry or reletting to exercise its right to terminate this Lease by giving Lessee such written notice, in which event this Lease will terminate as specified in such notice.

D.                            In the event that Lessor does not elect to terminate this Lease, but on the contrary elects to take possession of the Premises, then, in addition to all other rights and remedies of Lessor, Lessee shall pay to Lessor (i) Rent and other sums as provided in this Lease that would be payable under this Lease if such repossession had not occurred, less (ii) the net proceeds, if any, of any reletting of the Premises after deducting all of Lessor’s reasonable expenses in connection with such reletting, including without limitation all repossession costs, brokerage commissions, attorneys’ fees, expenses of employees, alteration and repair costs, and expenses of preparation for such reletting.   If, in connection with any reletting, the new lease term extends beyond the Term, or the Premises covered by such new lease includes other premises not part of the Premises, a fair apportionment of the rent received from such reletting will be made in determining the net proceeds from such reletting.  Lessee will pay such Rent and other sums to Lessor monthly on the day on which such sums would have been payable under this Lease if possession had not been retaken, and Lessor shall be entitled to receive such Rent and other sums from Lessee on each such day.

E.                             In the event that Lessor elects to terminate this Lease, then, in addition to all other rights and remedies of Lessor, Lessee shall remain liable to pay to Lessor as damages an amount equal to (i) all Rent due hereunder accrued and unpaid for the period up to and including the date of such termination, plus (ii) all other additional sums payable by Lessee or for which Lessee is liable or in respect of which Lessee has agreed to indemnify Lessor under any of the provisions of this Lease, which may then be owing and unpaid, plus (iii) all costs and expenses, including, without limitation, court costs and reasonable attorneys’ fees incurred by Lessor in the enforcement of any of its rights and remedies hereunder.

In the alternative, Lessor shall have the right, from time to time, to recover from Lessee upon demand, and Lessee shall remain liable to pay Lessor for, (i) all Rent and other amounts due and owing under this Lease, accrued and unpaid for the period up to and including the date of such termination, plus (ii) damages equal to the sum of (y)  all Rent and all other sums which would have accrued under this Lease after the date of termination had it not been terminated, such damages to be due and payable as such sums would have become due, less (z) such amounts as Lessor may actually receive from reletting after first paying all costs of such reletting, including, without limitation, the expenses enumerated in Section 16D and the net amounts of rent collected remaining after such expenses shall operate only as an off setting credit against the amount due hereunder with any excess or residue belonging solely to Lessor.

F.                             If this Lease shall terminate as a result of or while there exists a default hereunder, any funds of Lessee held by Lessor may be applied by Lessor to any damages payable by Lessee (whether provided for herein or by law) as a result of such termination or default.

G.                            Neither the commencement of any action or proceeding, nor the settlement thereof; nor entry of judgment thereon shall bar Lessor from bringing subsequent actions or proceedings from time to time, nor shall the failure to include in any action or proceeding any sum or sums then due be a bar to the maintenance of any subsequent actions or proceedings for the recovery of such sum or sums so omitted.

H.                            If any statute or rule of law shall limit any of Lessor’s remedies as hereinabove set forth, Lessor shall nonetheless be entitled to any and all other remedies hereinabove set forth, provided, however, that the remedies set forth above shall be the exclusive remedies available to Lessor.  In no event shall Lessor have the right to accelerate Rent or any other sums due and payable under the terms of this Lease.  Consequential damages are not recoverable.

I.                              No agreement to accept a surrender of the Premises and no act or omission by Lessor or Lessor’s agents during the Term shall constitute an acceptance or surrender of the Premises unless made in writing and signed by Lessor.  No re-entry or taking possession of the Premises by Lessor shall constitute an election by Lessor to terminate this Lease unless a written notice of such intention is given to Lessee.

J.                             No provision of this Lease shall be deemed to have been waived by either party unless such waiver is in writing and signed by the party making such waiver.  Lessor’s acceptance of Base Rent or Additional Rent following a default hereunder shall not be construed as a waiver of such default (except as to acceptance by Lessor of payment in full of all Base Rent and Additional Rent past due at the time of such acceptance).  No custom or practice which may grow up between the parties in connection with the terms of this Lease shall be construed to waive or lessen either party’s right to insist upon strict performance of the terms of this Lease, without a written notice thereof to the other party.

K.                            The rights granted to Lessor in this Section 16 shall be cumulative of every other right or remedy provided in this Lease, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies or constitute a forfeiture or waiver of Base Rent, Additional Rent or damages accruing to Lessor by reason of any default.  If a default shall occur, Lessee shall pay to Lessor, on demand, all reasonable expenses incurred by Lessor as a result thereof, including reasonable attorneys’ fees, court costs and expenses.  Other than in connection with a claim arising from the negligence or intentional misconduct of Lessor, its employees, agents or representatives, if Lessor shall be made a party to any litigation commenced against Lessee as a result of this Lease, Lessor’s ownership of the Premises or the relationship of Lessor and Lessee arising by virtue of this Lease, Lessee shall pay all reasonable costs incurred by Lessor in connection with such litigation.  Notwithstanding anything to the contrary contained herein, in the event any third party prevails in any action to which Lessor is made a party and it is ultimately determined that there was no liability on the part of Lessor, Lessee shall pay all reasonable costs incurred by Lessor in connection with such litigation.

L.                             Nothing contained in this Lease will relieve Lessor of any obligation which Lessor may have under law to mitigate its damages resulting from a default.

M.                           If Lessor fails to perform or observe or otherwise breaches any term of this Lease and such failure shall continue for more than thirty (30) days after Lessee gives Lessor written notice of such failure, or, if such failure does not arise out of a failure by Lessor to pay a sum of money and cannot reasonably be corrected within such thirty (30) day period, if Lessor does not commence to correct such default within such thirty (30) day period and thereafter diligently prosecute the correction of same to completion within a reasonable time, a “Lessor Event of Default” shall exist under this Lease.  Upon the occurrence of a

Lessor Event of Default, Lessee may at Lessee’s option, cure the Lessor Event of Default and the actual cost of such cure and an amount equal to one percent (1%) thereof as a reasonable charge for administrative expenses together with interest at the Delinquency Rate shall be payable by Lessor to Lessee within thirty (30) calendar days after written demand; provided, however, that if a failure by Lessor to perform or observe any term of this Lease gives rise to circumstances or conditions which constitute an emergency threatening human health or safety or substantial damage to the Premises or Lessee’s personal property, or materially impeding the conduct of the business of Lessee at the Premises, Lessee shall be entitled to take immediate curative action (prior to the expiration of any notice and cure period set forth above) to the extent necessary to eliminate the emergency.  If Lessor does not pay to Lessee the amount of such cost, upon written demand, Lessee may set off such cost against installments of Base Rent or other amounts due Lessor under this Lease.  Such cost must be reasonably incurred and must not exceed the scope of the Lessor Event of Default in question; and if such costs are chargeable as a result of labor or materials provided directly by Lessee, rather than by unrelated third parties, the costs shall not exceed the amount which would have been charged by a qualified third party unrelated to Lessee.  The quality of all work performed by Lessee must equal or exceed the quality of Lessor’s Work.  Such costs must be reasonably documented and copies of such documentation must be delivered to Lessor with the written demand for reimbursement.  Lessee shall be permitted to continue to set off against succeeding installments of Base Rent until the total amount of such cost actually incurred by Lessee has been recovered by Lessee.  In the event and to the extent that the Premises shall be rendered untenantable by reason of Lessor’s failure to perform any obligation described herein, including without limitation Lessor’s failure to make repairs, and the expiration of any cure periods in favor of Lessor, Rent due hereunder shall abate to the extent and in proportion to which that portion of the Buildings or either Building that is untenantable compares to the Building or Buildings as a whole until Lessor shall have satisfactorily performed such obligation; provided, however, Lessee shall not be entitled to any such abatement to the extent Lessee is still using the portion of the Premises that Lessee claims to be untenantable.  Alternatively, Lessee shall have the right to perform such obligations at the expense of Lessor as hereinabove provided.  Nothing contained in this Section 16.M shall create or imply the existence of any obligation by Lessee to cure any Lessor Event of Default.

17.          ASSIGNMENT AND SUBLETTING.

A.                            Lessee may assign, mortgage, pledge, encumber or otherwise transfer this Lease, or any interest hereunder, or sublet the Premises, in whole or in part, at any time, without the consent of Lessor.  Any assignee shall execute and deliver an assumption agreement reasonably acceptable to Lessor, and shall become liable jointly and severally with Lessee (and any guarantor of the Lessee’s obligations hereunder), directly to Lessor for all obligations of Lessee hereunder, without, however, relieving Lessee of any of its liability hereunder unless agreed upon by the parties hereto in writing (Lessee acknowledging and agreeing that Lessor shall have no such obligation to agree to release Lessee in such an event).  Notwithstanding any other term or provision contained in this Lease to the contrary, no assignment or subletting shall relieve Lessee (or any guarantor) of its obligations hereunder, and Lessee shall continue to be liable as a principal and not as a guarantor or surety, to the same extent as though no assignment or sublease had been made; provided, however, in the event of any assignment permitted hereunder where the assignee has a senior unsecured long term debt rating from Standard & Poor’s and Moody’s Corporation equal to or higher than the rating of Wal-Mart Stores, Inc. as of the date of this Lease, and the assignee executes and delivers an assumption agreement reasonably acceptable to Lessor, and no default then exists with respect to Lessee’s obligations under this Lease, then, and only then, the assigning Lessee (and any guarantor of Lessee’s obligations hereunder) will be relieved of liability under this Lease arising from and after the date of the assignment, provided that Lessee and any guarantor of Lessee’s obligations hereunder shall continue to be liable as a principal and not as a guarantor or surety, to the same extent as though no assignment had been made, with respect to any and all obligations and liabilities of Lessee hereunder which arose or occurred prior to the date of such assignment.

B.                            If Lessee should desire to assign this Lease or sublet the Premises (or any part thereof), Lessee shall give Lessor written notice no later than thirty (30) days in advance of the proposed effective date of any proposed assignment or sublease, specifying (i) the name and business of the proposed assignee or sublessee, (ii) a description of the intended use of the Premises by the proposed assignee or sublessee; (iii) the amount and location of the space within the Premises proposed to be so subleased, and (iv) the proposed effective date and duration of the assignment or subletting.  No subletting shall relieve Lessee (or any guarantor) of any liability hereunder unless agreed upon by the parties hereto in writing (Lessee acknowledging and agreeing that Lessor shall have no such obligation to agree to release Lessee in such an event).

C.                            It is expressly acknowledged and agreed by Lessor that Lessee may sublease the entire Premises to a third party who shall provide transportation and logistics services to Lessee, and that with the exception of the obligation to pay Base Rent and Real Estate Taxes and Other Impositions (as hereinafter defined), the remaining obligations of Lessee hereunder may be performed by such third-party operator either in its own name or on behalf of Lessee, and Lessor agrees to accept performance of such obligations by such third-party operator as if such obligations had been performed by Lessee, but the agreement to accept performance by the third party operator shall not relieve Lessee (or any guarantor) of any liability hereunder.

18.          MUTUAL WAIVER OF SUBROGATION.  Each of Lessor and Lessee hereby releases the other and its respective employees, agents and every person claiming by, through or under either of them, and Lessee hereby releases all other tenants in the area of which the Premises is a part, and the employees and agents of said tenants, from any and all liability or responsibility (to them or anyone claiming by through or under them by way of subrogation or otherwise) for any loss or damage to any property (real or personal) caused by fire or any other insured peril covered by any property insurance policies for the benefit of either party, to the extent any such loss would be covered by property insurance required to be carried under the provisions of this Lease, even if such loss or damage shall have been caused by the fault or negligence of the other party, its employees or agents, or such other tenant or any employee or agent thereof.  The parties hereto shall cause their respective insurance companies insuring the property of either Lessor or Lessee against any such loss, to waive any right of subrogation that such insurers may have against Lessor or Lessee, as the case may be.

19.          CASUALTY LOSS.  The term “Total Destruction” of the Premises as used in this section is defined as damage to or destruction of the Premises by fire or other causes covered by the extended coverage referred to in Section 12, to the extent that the cost of repair or reconstruction will exceed fifty percent (50%) of the cost of rebuilding or reconstructing the Premises at the time of such disaster.  The term “Partial Destruction” of the Premises as used in this section is defined as such damage to the extent that the cost of repair or reconstruction will be fifty percent (50%) or less of the cost of rebuilding or reconstructing the Premises at the time of such disaster.

A.                            In the event of Total Destruction of the Premises at any time in the Term, except during the last twelve (12) months thereof, or in the event of Partial Destruction of the Premises at any time during the Term, Lessor shall promptly rebuild or restore the Premises to as nearly as possible its condition immediately prior to such destruction or damage, such work to be commenced within ninety (90) days from the time of disaster and thereafter to be prosecuted with due diligence until such rebuilding or restoration is completed; provided, however, that the obligation of Lessor to proceed with restoration is subject to compliance by Lessee with its obligation to make insurance or self-insurance proceeds available to Lessor in accordance with Section 12 to cover the cost of restoration or repair of the Premises.  In addition to the insurance proceeds to be delivered by Lessee, Lessee shall also pay and deliver to Lessor, prior to delivery of any insurance proceeds, the full amount of any deductible provided for in any policy of insurance required to be carried by Lessee in Section 12.  If the insurance proceeds are inadequate to pay the full cost of restoration by Lessor of the Premises pursuant to this Section 19, Lessee shall also be responsible for paying in full the amount of the restoration cost of the Premises which exceeds the amount of available insurance proceeds.  Rent due under this Lease shall abate from and after the date of the casualty during the period of any such restoration.

B.                            In the event of Total Destruction of the Premises during the last twelve (12) months of the Term, either Lessor or Lessee shall have the right and option to terminate this Lease by giving written notice to the other within thirty (30) calendar days following the occurrence of the casualty, provided that Lessee may avoid the termination of the Lease by exercising any available renewal option, in which event Lessor shall promptly commence restoration or repair of the Premises in accordance with Section 19.A above.  Rent shall abate as of the date of the casualty and, upon the giving of such termination notice, all obligations hereunder with respect to periods from and after the effective date of termination shall thereupon cease and terminate (provided that Lessee shall remain obligated to make the payments as described in Section 12.F above even if this Lease has been terminated).

C.                            If Permitted Delay and/or Lessee Delay prevents Lessor from commencing the rebuilding or restoration of the Premises within the dates above provided, or if, after such commencement, Lessor should be prevented from performing said work, the period of such delays shall not be counted in computing the dates hereinabove provided for the commencement and/or completion of the rebuilding or restoration of the Premises.  Notwithstanding the foregoing, if, for any reason, Lessor should fail to commence and be diligently performing the work of rebuilding or restoration within thirty (30) days from the date of Lessor’s receipt of insurance or other proceeds to restore the Premises, as well as a building permit required for such rebuilding or restoration, subject to the extension of said time period as a result of Permitted Delay and Lessee Delay, Lessee shall have the option of (i) terminating this Lease by giving written notice to Lessor within thirty (30) days after the expiration of the thirty (30) day period or (ii) Lessee may take over such rebuilding or restoration and complete it.  In such event, and if and only if Lessor is then insuring the Premises under Section 12.E(ii) above, Lessor shall reimburse Lessee for the cost thereof plus one percent (1%) thereof as a reasonable administrative fee plus interest thereon at the maximum rate permitted under applicable law.

D.                            In the event of termination of this Lease pursuant to this Section 19, any unearned Rent paid by Lessee shall be prorated and refunded to Lessee.  In addition, Lessee shall pay in full to Lessor the full amount of insurance proceeds which would have been paid to Lessor for the purpose of fully restoring the Premises as a result of the casualty.

20.          TAXES AND OTHER IMPOSITIONS.

A.                            Commencing on the Delivery Date and continuing through the remainder of the Term, Lessee shall be solely obligated to pay in full all Real Estate Taxes and Other Impositions (as hereinafter defined) for the Premises, including, but not limited to, the Buildings and the Land, which accrue during the Term.  Lessee acknowledges and agrees that Real Estate Taxes and Other Impositions are payable by Lessee on an accrual basis and, accordingly, Lessee shall be liable for all Real Estate Taxes and Other Impositions which accrue from and after the Delivery Date and thereafter throughout the Term, without regard for the date or dates on which installments of Real Estate Taxes and Other Impositions may, in fact, be due.  With respect to any Real Estate Taxes or Other Impositions, Lessee shall have the right to file with or against the authority imposing such tax or imposition a protest or challenge of the validity of any such sum provided that (i) Lessee shall timely file and diligently pursue to protest or challenge and keep Lessor apprised in writing of the status thereof, and (ii) the existence of the protest or challenge will prevent the exercise by any taxing authority of any right or remedy, affecting the Premises or Lessor, which may be available as a result of non-payment of the sum being protested or challenged.

B.                            The term “Real Estate Taxes and Other Impositions”, as used in this Lease shall mean all ad valorem taxes, bond assessments, public facilities assessments (including the SSA Tax, as hereinafter defined), water and sanitary taxes, assessments, liens, licenses and permit fees or any other taxes imposed, assessed or levied against the Land and the Premises, and all other charges, impositions or burdens of whatever kind and nature, whether or not particularized by name, and whether general or special, ordinary or extraordinary, foreseen or unforeseen, which at any time during the Term may be created, assessed, confirmed, adjudged, imposed or charged upon or with respect to the Premises, the Land, or any improvements made thereto, or on any part of the foregoing or any appurtenances thereto, or directly upon this Lease or the rent payable hereunder or amounts payable by any subtenants or other occupants of the Premises, or upon this transaction or any documents to which Lessee is a party or successor-in-interest, or against Lessor because of Lessor’s estate or interest herein, by any governmental authority, or under any law, including among others, all rental, sales, use, inventory or other similar taxes and any special tax bills and general, special or other assessments and liens or charges made on local or general improvements or any governmental or public power or authority whatsoever.

C.                            Notwithstanding the foregoing, if any Real Estate Taxes or Other Imposition shall be created, levied, assessed, adjudged, imposed, charged or become a lien with respect to a period of time which commences before the Delivery Date or ends after the expiration date of the Term (other than an expiration date of the Term by reason of breach of any of the terms hereof by Lessee), then Lessee shall only be required to pay that portion which accrues during the Term.  Notwithstanding the foregoing, Lessee shall be responsible for that portion of the Real Estate Taxes attributable to the improvements constituting Lessor’s Work and any other improvements made by Lessee (“Improvements”) from and after the date the Premises are assessed for the value of the Improvements.  If Lessee is permitted to pay (by the assessing and collecting authorities) and elects to pay any imposition in installments, Lessee shall nevertheless pay any and all installments thereof which are due prior to the expiration of the Term or sooner termination of the Term.  Nothing contained in this Lease shall require Lessee to pay any income or excess profits or taxes assessed against Lessor, or any corporation, capital stock and franchise taxes imposed upon Lessor.  Lessor agrees to deliver to Lessee copies of all notices of Real Estate Taxes and Other Impositions which Lessor receives.

D.                            Lessee agrees to pay all Real Estate Taxes and Other Impositions directly to the appropriate authority prior to the delinquency thereof.  Lessee acknowledges that ad valorem real property taxes for the Premises are payable in arrears.  Accordingly, the property taxes (or a portion thereof) which will accrue during the final year will not be payable until a date after the end of the Term.  The provisions of this Section 20.D shall survive expiration of this Lease.  For example, if the Term ends September 30, 2021, Lessee shall be obligated to pay the 2020 real estate taxes when due in 2021 and the 2021 real estate taxes for the period commencing January 1, 2021 and ending September 30, 2021 when the bills for the real estate taxes are issued in 2022.

E.                             Lessee shall furnish Lessor, not later than thirty (30) days after the last day upon which they may be paid without any fine, penalty, interest or additional cost, evidence of the payment of all Real Estate Taxes and Other Impositions, including the SSA Tax, as applicable.

F.                             By Ordinance of the Village of Elwood, Will County, Illinois, referred to as Ordinance No. 738, a special service area known as Village of Elwood Special Service Area No. 1 (“Ordinance”) was established for and with regard to certain property including the Land.  A special service area tax (“SSA Tax”) in addition to all other taxes will be levied and collected for the purposes set forth in the Special Tax Roll and Report – CenterPoint Intermodal Center dated October 6, 2003.  The documents establishing and related to the Ordinance shall be deemed to be Permitted Exceptions and Lessee shall pay the SSA Tax relating to the Premises.

G.                            In the event the tax parcels which cover the Premises include more property than the Premises, Lessee shall pay its pro rata share thereof, which pro rata share shall be (i) as to land value, a fraction, the numerator of which is the number of square feet of land contained in the Premises and the denominator of which is the total square footage of the land covered by the applicable tax parcels, and (ii) as to improvements, a fraction, the numerator of which is the assessed value of the improvements on the Land and the denominator of which is the assessed value of all of the improvements on the applicable tax parcels, provided that a separate assessed valuation of improvements on the Land is available, and otherwise based on the square footage of the improvements on the Land and the aggregate square footage of the improvements on the tax parcels (the “Premises’ Share of the Tax Parcels”).  At Lessee’s request, Lessor shall file a petition to create a separate tax parcel for the Premises, or, if necessary, shall file a plat of resubdivision.

21.          LESSEE’S FIXTURES, EQUIPMENT AND GOODS.  Any and all fixtures, equipment and goods installed by Lessee shall be and remain the property of Lessee, and Lessee may, at any time, during the Term hereof remove any and all fixtures, equipment and goods installed by it in, on or about the Premises; provided that Lessee shall promptly repair any damage or injury to the Premises caused by such removal.

22.          ALTERATIONS AND IMPROVEMENTS.  After Completion of the Lessor’s Work, Lessee or any of its assignees or subtenants shall have the right, in accordance with this Section 22, to make any alterations or improvements to the Premises for the purpose of its business or the business of its assignees or subtenants (“Lessee Change”); provided, that (i) for any Lessee Change having a cost in excess of Fifty Thousand Dollars ($50,000), Lessee shall give Lessor written notice of any Lessee Change prior to commencement of any work and provide a set of plans and specifications for the proposed Lessee Change; (ii) no Lessee change may affect any structural element of the Buildings or system in the Buildings, nor be visible from the exterior of the Buildings without the prior written consent of Lessor, not to be unreasonably withheld or denied; (iii) all Lessee Changes shall be made in accordance with the requirements of all governmental authorities having jurisdiction thereover and the Permitted Exceptions; and (iv) no Lessee Change may cause the value of the property to be materially diminished thereby.  Lessor agrees to sign promptly, at no expense or liability to Lessor, applications, permits or consents which may be required by public authorities in connection with alterations, improvements, or stockroom additions to the Premises which are in compliance with this Section 22 and are requested by Lessee, its assignees or subtenants.  Subject to the following sentence, Lessor may require Lessee to have all or any portion of such items designated by Lessor to be removed from the Premises upon the expiration or earlier termination of this Lease (except in the event of an early termination that is the result of Lessee’s purchase of the Premises), or to remain in the Premises, in which event they shall be and become the property of Lessor upon the expiration or earlier termination of this Lease.  Lessee may request Lessor to identify whether or not a particular Lessee Change will be required to be removed at the time that Lessee seeks Lessor’s consent for such Lessee Change, or if no consent is required for a particular Lessee Change, Lessee may seek such determination prior to its construction.  Lessee shall repair all damage to the Premises caused by the installation or removal of any Lessee Changes.

23.          COVENANT OF TITLE AND QUIET ENJOYMENT.  Lessor covenants, represents and warrants that (i) as of the date of this Lease the Land is zoned I-4 by the Village of Elwood, which classification permits warehouses, storage and distribution facilities (provided that Lessor does not make any representation or warranty regarding Lessee’s intended use thereof); (ii) Lessor has the full right and power to execute and perform this Lease and to grant the estate demised herein; and (iii) Lessor is the owner of the Premises.  Furthermore, on payment of the rent and performance of the covenants and agreements hereof Lessee shall peaceably and quietly have, hold and enjoy the Premises and all rights, easements, appurtenances and privileges belonging or in any wise appertaining thereto during the Term without molestation or hindrance of any person whomsoever claiming through or under Lessor.

24.          HAZARDOUS SUBSTANCES.

A.                            For purposes of this Lease:

(i)            “Contamination” as used herein means the release of or uncontained or uncontrolled presence of Hazardous Substances (as hereinafter defined) into any environmental media from, upon, within, below, into or on any portion of the Premises, the Building, or the Project in amounts or concentrations exceeding action levels set by applicable governmental agencies.

(ii)           “Environmental Claim” shall mean and include any demand, notice of violation, inquiry, cause of action, proceeding, or suit for damages, losses, injuries to person or property, damage to natural resources, fines, penalties, interest, cost recovery, or request for contribution resulting from or in any way arising in connection with any Hazardous Substance or any Environmental Law.

(iii)          “Environmental Laws” as used herein means all federal, state, and local laws, regulations, orders, permits, ordinances or other requirements, concerning protection of human health, safety and the environment, all as may be amended from time to time (including without limitation common law).

(iv)          “Environmental Remediation” shall mean any investigation, cleanup, removal, containment, remediation, or other action relating to Contamination.

(v)           “Hazardous Substances” as used herein means any hazardous or toxic substance, material, chemical, pollutant, contaminant or waste as those terms are defined by any applicable Environmental Laws (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq. (“CERCLA”) and the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (“RCRA”) and any solid wastes, polychlorinated biphenyls, urea formaldehyde, asbestos, radioactive materials, radon, explosives, petroleum products and oil.

B.                            Lessor represents that, except as set forth in environmental reports delivered by Lessor to Lessee as set forth in the Schedule attached hereto as Exhibit E, (i) Lessor has not treated, stored or disposed (as those terms are defined under RCRA) of any Hazardous Substances upon or within the Premises and (ii) to Lessor’s actual knowledge, no Hazardous Substances are present on or under the Land as of the date of this Lease in amounts or concentrations exceeding action levels set by applicable governmental agencies as of the date of this Lease.

C.                            Lessee represents that all its activities on the Premises or the Project during the course of this Lease will be conducted in compliance with Environmental Laws.  Lessee, at Lessee’s sole cost and expense, shall be responsible for obtaining all permits or licenses or approvals under Environmental

Laws necessary for Lessee’s operation of its business on the Premises and shall make all notifications and registrations required by any applicable Environmental Laws.  Lessee, at Lessee’s sole cost and expense, shall at all times comply with the terms and conditions of all such permits, licenses, approvals, notifications and registrations and with any other applicable Environmental Laws affecting in any way the Premises.

D.                            Except for the Permitted Hazardous Substances (as hereinafter defined), Lessee shall not cause or permit any Hazardous Substances to be brought upon, kept, stored or used in or about the Premises, the Buildings, or the Project without the prior written consent of Lessor, which consent may be granted or withheld in the reasonable discretion of Lessor; provided, however, that the consent of Lessor shall not be required for the use of a portion of the Premises as a battery charging area or for the storage and distribution (but not processing or packaging) of the Hazardous Substances described on Exhibit F (the “Permitted Hazardous Substances”).

E.                             Lessee shall not cause or permit the release of any Hazardous Substances by Lessee’s Group into any environmental media such as air, water or land, or into or on the Premises, the Buildings or the Project in any manner that violates any Environmental Law or which results in Contamination.  In the event an act or omission by a member of Lessee’s Group (regardless of whether permitted under this Lease and regardless of whether done in compliance with Environmental Laws) results in the presence of Contamination on the Premises, Lessee shall (i) take all steps reasonably necessary to contain and control any release and any associated Contamination, (ii) promptly clean up, remediate or otherwise conduct Environmental Remediation of any release and any associated Contamination to the extent required by, and take any and all other actions required under, applicable Environmental Laws, and return the Premises to the same or substantially similar condition as at the Delivery Date, if and to the extent the Premises have been impacted by the acts or omissions of Lessee’s Group subsequent to the Delivery Date, (iii) promptly, but not later than (3) three business days after the discovery of a Hazardous Substance on the Premises, notify Lessor of the Hazardous Substance and, to the extent the presence of Hazardous Substances results from an act or omission of Lessee’s Group, thereafter regularly update Lessor of Lessee’s actions to comply with this Lease, and (iv)  to the extent that Lessee is unable to return the Premises to the same or substantially similar condition as of the Delivery Date, promptly obtain a so called “no further remediation letter” or comparable acknowledgment from each federal, state or local governmental agency with jurisdiction over the Hazardous Substance that the Premises have been fully remediated to applicable action levels set by government agencies without reliance on institutional controls (e.g. deed restrictions) specific to the Premises or engineered barriers, except to the extent engineered barriers are present on the Premises prior to discovery of Hazardous Substances.

F.                             Regardless of any consents granted by Lessor pursuant to Section 24.D allowing Hazardous Substances upon the Premises, Lessee shall under no circumstances whatsoever cause or permit any activity on the Premises which would (i) cause the Premises to become subject to regulation as a hazardous waste treatment, storage or disposal facility under RCRA or the regulations promulgated thereunder; (ii) result in a release of Hazardous Substances into the storm sewer system serving the Project; or (iii) result in the installation of any underground storage tank, underground piping, sump, pit, pond, lagoon or other underground storage or treatment vessel on or under the Premises.  For any Hazardous Substances Lessor allows Lessee to store, keep or use on the Premises where such Hazardous Substances are stored in a tank, drum, barrel or similar container which is fifty-five gallons or more in size, Lessee shall use secondary containment that complies with regulatory requirements.

G.                            Lessee shall and hereby does indemnify Lessor and hold and defend Lessor harmless from and against any and all Claims suffered by Lessor (excluding indirect or consequential damages and excluding those Claims arising from Lessor’s own negligence or willful act, but including diminution in land value), by reason of or arising out of release, storage, generation, handling, treatment, transportation, disposal, or arrangement for transportation or disposal, of any Hazardous Substances by any member of Lessee’s Group (whether accidental, intentional, or negligent), or by reason of Lessee’s breach of any of the provisions of this Section 24.  Such Claims shall include, without limitation, (i) any and all reasonable expenses that Lessor may incur to comply with any Environmental Laws as a result of Lessee’s failure to comply therewith; (ii) any and all reasonable costs and expenses that Lessor may incur in studying or remedying any Contamination at or arising from the Premises as a result of a failure by Lessee to comply with this Section 24 or Environmental Laws; (iii) any and all reasonable costs and expenses that Lessor may incur in performing Environmental Remediation or studying, removing, disposing, or otherwise addressing any Hazardous Substances which are present at the Premises as a result of a failure by Lessee to comply with this Section 24 or Environmental Laws; (iv) any and all fines, penalties or other sanctions assessed upon Lessor by reason of Lessee’s Group’s (or any member thereof) failure to comply with Environmental Laws; (v) removing or otherwise resolving any environmental liens; and (vi) any and all reasonable legal and professional fees and costs and expenses incurred by Lessor in connection with the foregoing.  The indemnity contained herein shall survive the termination or expiration of this Lease.

H.                            Lessor shall have the right, but not the obligation, to enter the Premises at reasonable times throughout the Term, after prior written notice to Lessee, for the purpose of:  (i) auditing and inspecting the Premises for Lessee’s compliance with this Section 24; (ii) inspecting documentation related to Lessee’s activities on the Premises or the environmental condition of the Premises; and (iii) performing such environmental investigations, assessments and Environmental Remediation as Lessor may desire in its reasonable discretion to perform (which may include invasive and subsurface work at the Premises), except that any activities performed under this Section 24H shall not unreasonably interfere with Lessee’s operations and shall be at no out-of-pocket cost to Lessee.

I.                              Lessor shall and hereby does indemnify Lessee and hold and defend Lessee harmless from and against any and all reasonable and actual Claims suffered by Lessee (but excluding indirect or consequential damages and excluding Claims arising from Lessee’s own negligence or willful act) by reason of the storage, release, generation, handling, treatment, transportation, disposal or arrangement for transportation or disposal, of any Hazardous Substances by Lessor or any of Lessor’s agents, contractors or employees on the Premises or by reason of Lessor’s breach of its warranties in subsection B of this Section 24.  For purposes of such indemnity, such expenses, losses and liability shall include the following:  (i) any and all reasonable costs and expenses which Lessee may actually incur to comply with any Environmental Laws; (ii) any and all reasonable costs and expenses which Lessee may incur in studying or remedying (including without limitation Environmental Remediation) any Contamination as required by any Environmental Laws or governmental agency with jurisdiction over the Premises, (iii) any and all reasonable costs and expenses which Lessee may actually incur in performing Environmental Remediation, studying, removing, disposing or otherwise addressing any Hazardous Substance released, generated, treated transported or disposed of by Lessor at the Premises as a result of its failure to comply with this Section 24 or Environmental Laws; (iv) any and all fines, penalties or other sanctions assessed upon Lessee by any governmental agency with jurisdiction over the Premises; and (v) any and all reasonable legal and reasonable professional costs and expenses which Lessee may actually incur in connection with the foregoing.  Notwithstanding the foregoing, Lessee hereby acknowledges and agrees that Lessor shall have the right, duty and obligation to undertake and perform all such Environmental Remediation, studying, remedying, removing, disposing or otherwise addressing any Hazardous Substances which are the responsibility of Lessor under this subsection I, in compliance with all Environmental Laws, and Lessee shall not perform such acts unless (x) Lessee is specifically required by Environmental Laws to perform such acts, and (y) Lessor has failed or refused to perform such acts after having been afforded reasonable written notice by Lessee and having had reasonable opportunity to perform such acts.  The indemnity contained herein shall survive the termination or expiration of this Lease.

J.                             If Contamination is found to exist in, on or under the Land not caused by Lessee’s Group and such Contamination actually prevents (by virtue of the application or enforcement of applicable Environmental Laws by a governmental authority or by Lessee’s reasonable determination, which shall be based upon an independent analysis or study performed by a qualified, licensed consultant selected by Lessee and reasonably approved by Lessor, that there exists on the

Premises an imminent and substantial endangerment to the health of Lessee’s employees or invitees that results in physical injury, sickness or disease of Lessee, its employees or its invitees) Lessee from occupying any material part of the Premises for the conduct of Lessee’s normal business operations, Lessee shall provide notice of such Contamination to Lessor, and Lessor shall promptly take such steps as may be commercially reasonable under the circumstances to eliminate or remediate the Contamination to a level which will allow Lessee to conduct its normal business operations within the Premises.  If Lessor is unable to restore the Premises to a condition which will allow the conduct of Lessee’s normal business operations within the Premises, and Lessee is unable to conduct Lessee’s normal business operations within the Premises for a period of sixty (60) or more continuous calendar days, then Lessee shall have the right to terminate this Lease by giving a second written notice to Lessor at any time following the expiration of such sixty (60) day period.  Rent will be abated while the Premises cannot be used for Lessee’s normal business operations.  If such written notice is given, this Lease shall terminate on the later to occur of (i) the date on which Lessee gives the written notice or (ii) the date on which Lessee actually vacates the Premises.  Unless the Contamination is the result of facts or circumstances which constitute a breach by Lessor of or material inaccuracy in the representations, warranties and covenants of Lessor contained in subsection B of this Section 24, above, the foregoing right to terminate this Lease shall be the sole and exclusive remedy of Lessee with respect to the existence of such Contamination.  If the Contamination results from a breach or material inaccuracy of the representations, warranties and covenants by Lessor in subsection B of this Section 24, above, nothing contained in this subsection J is intended to limit or impair the right of Lessee to demand performance by Lessor of its indemnity and other obligations under subsection I of this Section 24.

K.                            During the Term, Lessee shall promptly provide Lessor with copies of all summons, citations, directives, information requests, notices of potential responsibility, orders or decrees, Environmental Claims, complaints, investigations, judgments, letters, notices of environmental liens and other communications, written or oral, received by Lessee from any governmental authority, or any other entity or individual concerning (i) any actual or alleged release of any Hazardous Substance on, to, or from the Premises; or (ii) any actual or alleged violation of or responsibility under Environmental Laws.  Lessee agrees to promptly provide Lessor with copies of all documents submitted to any federal, state or local agency or authority related to any Hazardous Substance releases or Contamination at, on, or under the Premises.

L.                             Upon written request by Lessor, Tenant shall provide Lessor with (i) copies of all environmental reports and tests prepared or obtained by or for Tenant and related to the Premises; (ii) copies of transportation and disposal contracts (and related manifests, schedules, reports, and other information) entered into or obtained by Lessee with respect to any Hazardous Substance;

(iii) copies of any authorizations or permits issued to Lessee under Environmental Laws with respect to the Premises; and (iv) any other relevant documents and information with respect to environmental matters relating to the Premises.  Lessee shall be obligated to provide such documentation only to the extent that the documentation is within Lessee’s possession or control.

25.          RIGHT TO MORTGAGE.  Lessee, upon request of Lessor, will subordinate this Lease to any first mortgage or deed of trust (a “Mortgage”) which now or hereafter affects the Premises and to any renewals, modifications or extensions of such mortgage, provided that the lender holding such Mortgage first executes and delivers to Lessee a subordination, non-disturbance and attornment agreement (“Non-Disturbance Agreement” or “SNDA”), which shall be in the form attached hereto as Exhibit G or other form reasonably acceptable to Lessee.  Additionally, as a condition to the effectiveness of this Lease, Lessor shall cause each lender described in the Commitment as holding a Mortgage encumbering the Premises to execute and deliver to Lessee a Non-Disturbance Agreement within thirty (30) days following the execution of this Lease.

Lessee agrees, at any time, and from time to time, within fifteen (15) days after Lessor’s written request, to execute, acknowledge and deliver to Lessor, an estoppel certificate in the form attached to this Lease as Exhibit H.

26.          EXTENSION OR RENEWAL.  So long as no default by Lessee has occurred and is then continuing under this Lease, Lessee shall have the right and option to renew this Lease and extend the Term hereof for ten (10) successive periods of five (5) years (each, a “Renewal Term”), upon the same terms and conditions as this Lease (except that (i) the Base Rent will increase in the manner hereinafter provided, (ii) there will be no period of rent-free occupancy at the commencement of any Renewal Term and (iii) Lessor will have no obligation to construct any improvements or grant any rental abatement prior to commencement of accrual of Rent and Additional Rent for any Renewal Term), by giving Lessor at least twelve (12) months previous written notice of its election to make each such extension.  The Base Rent during each Renewal Term shall be in accordance with the following schedule:

Renewal Term	Annual Base Rent

1	$12,748,954
2	$13,386,401
3	$14,055,721
4	$14,758,507
5	$15,496,433
6	$16,271,254
7	$17,084,817
8	$17,939,058
9	$18,836,011
10	$19,777,811

Upon the giving of such notice within the time specified therefor, this Lease shall be considered as having been extended for the period specified in such notice without the necessity of the execution of any additional instruments.

All of Lessee’s unexercised rights and options to renew this Lease and extend the Term shall automatically terminate upon the earliest to occur of (i) the expiration or termination of this Lease, (ii) the termination of Lessee’s right to possession of the Premises, (iii) the failure of Lessee to timely or properly exercise any right and option to renew, or (iv) any assignment or subletting of the Premises, except a subletting to a third party operator or an assignment or subletting to any entity that is controlled by, controls or is under common control with Lessee (each an “Affiliate”).  Lessor and Lessee acknowledge and agree that no real estate brokerage commission or finder’s fee shall be payable by Lessor in connection with any exercise by Lessee of any right or option to renew this Lease.

27.          NOTICES.  Any notice given in connection with this Lease shall be in writing addressed as follows and shall be deemed given upon actual receipt and upon refusal of receipt, postage prepaid, by certified mail, overnight mail, Federal Express, return receipt requested:

If to Lessee: Wal-Mart Stores East, LP Attention: Realty Management 2001 SE 10th Street Bentonville, Arkansas 72712	If to Lessor: CenterPoint Intermodal LLC Attention: Mr. Sean Maher 1808 Swift Drive Oak Brook, Illinois 60523

with a copy to: Wal-Mart Stores East, LP Real Estate Distribution Centers 2001 SE 10th Street Bentonville, Arkansas 72712

28.          SHORT FORM LEASE.  Lessor and Lessee agree to execute at the time of execution of this Lease a Short Form Lease, the form and content of which is reasonably acceptable to Lessor and Lessee, which Lessee may elect to record at its own expense, which shall set forth the legal description of the Land and the term of the Lease and refer to other pertinent provisions.

29.          CONSENT.  Unless expressly provided or reserved to the contrary herein, Lessor and Lessee covenant that whenever their consent or approval is required hereunder, they will not unreasonably withhold, condition, or delay such consent or approval.

30.          GOVERNING LAW; JURISDICTION; VENUE.  This Lease shall be governed by and construed in accordance with the laws of the state in which the Premises is situated (the “Situs State”), without regard to the internal law of the Situs State regarding conflicts of laws.  The parties mutually consent and submit to the jurisdiction of the Federal and

State courts for the county in which the Premises are situated (the “Situs County”), and agree that any action, suit or proceeding concerning this Lease shall be brought only in the Federal or State court for the Situs County.  The parties mutually acknowledge and agree that they will not raise, in connection with any such suit, action or proceeding brought in any Federal or State court for the Situs County, any defense or objection based upon lack of personal jurisdiction, improper venue, inconvenience of forum or the like.

31.          NET LEASE.  This Lease shall be deemed and construed to be a fully “net lease,” and Lessee shall pay, absolutely net throughout the Term, all Rent, free of any deductions of any kind and, except as specifically provided herein, without deduction or setoff whatsoever in the manner set out above, and under no circumstances or conditions, whether now existing or hereafter arising, or whether beyond the present contemplation of the parties, shall Lessor be expected or required to make any payment of any kind whatsoever relating to the Premises or be under any other obligation or liability hereunder or otherwise, except as herein otherwise expressly set forth.  Except for debt service on any indebtedness of Lessor, if any, and except for Lessor’s repair and restoration obligations and any other obligations of Lessor specifically set forth herein, Lessee shall pay all costs, expenses and charges of every kind and nature relating to the Premises which may arise or become due or payable prior to, during or after (but attributable to a period falling within) the Term, including all costs, expenses and charges related to all Permitted Exceptions, and Lessee hereby agrees to indemnify Lessor against and hold Lessor harmless from the same.  All the obligations of Lessee hereunder shall be absolute and shall not be affected for any reason whatsoever.  The parties intend that the obligations of Lessee under this Lease shall be separate and independent covenants and agreements and shall continue unaffected unless such obligations have been modified or terminated pursuant to an express provision of this Lease.

32.          GUARANTY.

A.                            The obligations of Lessor hereunder shall be guaranteed by CenterPoint Properties Trust, a Maryland real estate investment trust, pursuant to a guaranty in the form of Exhibit I attached hereto.

B.                            The obligations of Lessee hereunder shall be guaranteed by Wal-Mart Stores, Inc., a Delaware corporation, pursuant to a guaranty in the form of Exhibit J attached hereto.

33.          LESSOR’S TRANSFER OF PREMISES.  In the event that Lessor transfers its interest in the Premises and this Lease, then upon the assumption in writing of the obligations of Lessor by the transferee, Lessor shall be automatically released from performance under this Lease and from all liabilities and expenses hereunder and the transferee of Lessor’s interest shall assume all liabilities and obligations of “Lessor” hereunder from the date of such transfer; provided, however, that in no event shall the original Lessor executing this Lease be relieved from (i) liabilities and expenses arising hereunder prior to the Delivery Date, or (ii) liabilities and expenses which have accrued prior to the date of such transfer, including but not limited to, claims for latent construction defects.  Notwithstanding the foregoing, any transfer occurring prior to the Delivery Date shall be subject to Lessee’s reasonable prior written approval.

34.          OPTION TO PURCHASE.

A.                            Lessor hereby grants to Lessee the right to purchase (the “Right to Purchase”), at Lessee’s option, the Premises upon the occurrence of either event described in Section 34.B herein.

B.                            Lessee may exercise the Right to Purchase upon the occurrence of either of the following events:

(i)            The Completion of Lessor’s Work; or

(ii)           The end of the Primary Term.

C.                            In order to exercise the Right to Purchase described in Section 34B(i) (“RTP 1”), Lessee shall give written notice to Lessor on or before thirty (30) days following the date that the Plans and Specifications have been completed and approved in writing by Lessee.  In the event that such notice is not given to Lessor by Lessee on or before said date, Lessor shall provide Lessee with written notice of Lessee’s failure to exercise such right, and thereafter, Lessee shall have an additional ten (10) days (the “RTP 1 Cure Period”) within which to exercise RTP 1.  It shall be conclusively deemed that Lessee has not exercised RTP 1 and such right shall terminate in the event Lessee does not exercise RTP 1 within the RTP 1 Cure Period.  In the event that Lessee properly exercises RTP 1, the closing of the purchase (“Closing”) of the portion of the Premises consisting of Building #1 shall take place the earlier of (i) December 15, 2006 or (ii) thirty (30) days following the Delivery Date and the Closing of the purchase of the portion of the Premises consisting of Building #2 shall occur on a date designated by Lessor, but not earlier than thirty (30) days following the Delivery Date and not later than the earlier of (i) December 15, 2006 or (ii) ninety (90) days following the Delivery Date; provided, however, in no event shall either Closing occur prior to the actual date of Completion (without regard to Permitted Delay).  Notwithstanding the foregoing, in the event the actual date of Completion is delayed beyond December 15, 2006 as a result of Lessee Delay, the Closing shall take place on December 15, 2006 and at Closing, Lessor and Lessee shall deposit in an escrow to be established with the Escrow Agent (as hereinafter defined), out of sale proceeds, an amount equal to one hundred fifty percent (150%) of the cost of performing the balance of Lessor’s Work, which cost shall be determined by mutual agreement of Lessor and Lessee.  In such event, Lessor shall diligently proceed to Completion following the Closing.  Lessor shall be paid out of the escrow an amount equal to one hundred fifty percent (150%) of the amount of the Lessor’s Work performed from time to time.  The Closings shall occur at the office of Chicago Title Insurance Company (“Escrow Agent”) at 10:00 a.m. on the dates referenced above.  The cost of the Closing shall be shared equally by Lessor and Lessee.

In order to exercise the Right to Purchase described in Section 34B(ii) (“RTP 2”), Lessee shall give written notice to Lessor on or before August 31,

2020.  In the event that such notice is not given to Lessor by Lessee on or before said date, Lessor shall provide Lessee with written notice of Lessee’s failure to exercise such right, and thereafter, Lessee shall have an additional ten (10) days (the “RTP 2 Cure Period”) within which to exercise RTP 2.  It shall be conclusively deemed that Lessee has not exercised RTP 2 and such right shall terminate in the event Lessee does not exercise RTP 2 within the RTP 2 Cure Period.  In the event that Lessee properly exercises RTP 2, the Closing of the purchase shall take place on the last day of the Primary Term.

The Closing shall occur at the office of Escrow Agent at 10:00 a.m. on the date referenced above.  The cost of the Closing shall be shared equally by Lessor and Lessee.

D.                            Lessor shall have the obligation to deliver a title insurance policy with extended coverage in the amount of the Purchase Price subject only to Schedule B exceptions in existence on the Delivery Date, Real Estate Taxes and Other Impositions not then due and payable and such exceptions arising out of the acts of Lessee or anyone claiming by, through or under Lessee.  With regard to RTP 1, the cost of the title insurance shall be paid by Lessor; provided, however, Lessor’s obligation to pay such cost shall be subject to a credit in an amount equal to the cost of the leasehold title policy paid by Lessor pursuant to Section 1 above (the “Title Credit”), and Lessee shall be responsible for that portion of the cost of the title policy equal to the Title Credit.  With regard to RTP 2, the cost of the title insurance shall be paid by Lessee.  After such Closing, except for Lessor’s Warranty and such other rights and obligations that specifically survive, Lessor and Lessee shall have no further obligation or liability hereunder one to the other; provided, however at the Closing Lessee shall have paid or made provision for the payment of all amounts due under the terms of this Lease from Lessee to Lessor.

E.                             In the event Lessee exercises a Right to Purchase, the purchase price for the Premises (the “Purchase Price”), which shall be paid by Lessee to Lessor at Closing, shall be as follows:

(i)            In the event of the occurrence described in Section 34.B(i) above, the Purchase Price with respect to Building 1 shall be Seventy-Three Million Nine Hundred Sixty-Seven Thousand Eight Hundred Forty-Four and 24/100 Dollars ($73,967,844.24) and with respect to Building 2 shall be Eighty-Three Million Four Hundred Ten Thousand Five Hundred Forty-Seven and 76/100 Dollars ($83,410,547.76).

(ii)           In the event of the occurrence described in Section 34.B(ii) above, the Purchase Price shall be Two Hundred Three Million Fifty-Three Thousand Six Hundred Fifteen Dollars ($203,053,615.00).

F.                             Lessor shall provide Lessee with a survey of the Premises (the “Survey”) prepared by a surveyor registered in the State of Illinois and certified by such surveyor as having been prepared in accordance with the then current Minimum Standard Retail Requirements for ALTA/ACSM Land Title Surveys, including items 1, 2, 3, 4, 5, 6, 7(a), 7(b)(1), 7(c), 8, 9, 10, 11(a), 14, 15 and 16 of Table A thereof, containing the certification of the surveyor of the number of net square feet contained in the Premises, exclusive of any land lying within roadways, streets, highways, alleys, canals, wetlands, flood plains or rights of way or areas that are, by dedication or easement or use over time, open to public use.  The Survey will show each Schedule B exception contained in the Commitment and its effect on the Premises.

G.                            At Closing, Lessor shall convey marketable fee simple title to the Premises to Lessee, by special warranty deed in a form acceptable to Lessee, subject only to the Permitted Exceptions (the “Deed”).  The Deed shall specifically list the Permitted Exceptions on an exhibit and shall not contain language such as or similar in context to “subject to all matters of record.”  In addition, the Deed shall include the following language:  “Without limiting the foregoing, but in addition thereto, the conveyance herein set forth is expressly made subject to the notices, covenants, conditions and restrictions imposed by the Department of the Army pursuant to that certain Quit Claim Deed recorded in Will County, Illinois as document number R2000-086264, and all of the notices, covenants, conditions and restrictions imposed by the Department of the Army pursuant to that certain Quit Claim Deed are incorporated herein and made a part hereof by this reference.”

H.                            With regard to RTP 1, any Real Estate Taxes and Other Impositions, including SSA Taxes, shall be prorated and adjusted on the basis of the actual days in the calendar year, Lessor to have the last day, to the date of Closing; provided that Lessor shall have no obligation for the payment of, and Lessee shall pay, the amount of Real Estate Taxes related to the value of the Improvements.  Real Estate Taxes and Other Impositions, including SSA Taxes, for 2005 and all prior years shall be paid by Lessor.  If Closing occurs before the tax rate is fixed for the then-current year, taxes will be apportioned upon the basis of the tax rate for the preceding year applied to the latest assessed valuation, to be adjusted between the parties based on actual taxes for the year in which Closing occurs at the time actual taxes are determined; provided that Lessor shall have no obligation for the payment of, and Lessee shall pay, the amount of Real Estate Taxes related to the value of the Improvements.  If the Premises are part of a tax parcel that includes other property in addition to the Premises, Lessor agrees to cooperate with Lessee to establish a separate tax parcel as soon as possible.  Until such separate tax parcel is established, Lessor and Lessee shall each deliver its prorated share of the Premises’ Share of the Tax Parcels, plus an additional ten percent (10%), to Escrow Agent for payment to the taxing authority before delinquency; provided that Lessor shall have no obligation for the payment of, and Lessee shall pay, the amount of Real Estate Taxes related to the value of the Improvements.  Rollback taxes relating to any period prior to Closing shall be paid by Lessor.  All other assessments shall be paid by Lessee.  Lessor will provide to Lessee such real property tax information for the Premises as Lessee requests.  With regard to RTP 2, there shall not be any prorations or adjustments, except for prepaid rent, if any.

I.                              Any federal, state and county documentary or revenue stamps, transfer, sales and other taxes relating to the sale of the Premises shall be paid by Lessor at Closing.  Municipal transfer taxes, if any, shall be paid by the party obligated to pay such taxes pursuant to the applicable ordinance.  Both parties agree to execute any tax forms required.

J.                             Lessor makes the following representations and warranties which are true and accurate as of the date of this Lease and, with regard to RTP 1, as of Closing:

(i)            Lessor has received no notice of and, to the best of the knowledge of Lessor, there are no violations of city, county, state, federal, building, land use, fire, health, safety, environmental, hazardous materials or other governmental or public agency codes, ordinances, regulations, or orders with respect to the Premises, or any lands adjacent to the Premises.

(ii)           Lessor has received no notice of and, to the best of the knowledge of Lessor, there is no litigation that is pending or threatened with respect to the Premises or Lessor’s interest therein.

(iii)          The provisions of Section 24B above regarding Hazardous Substances are hereby incorporated by reference.

(iv)          Except as disclosed to Lessee in writing, Lessor has not entered into any unrecorded leases, arrangements, agreements, understandings, options, contracts, or rights of first refusal affecting or relating to the Premises in any way.

(v)           The individual signing this Lease on behalf of Lessor has the authority to bind the Lessor to the agreements set forth herein.

(vi)          At Closing all utility services including water, gas, electrical, telephone and sanitary sewer to the Premises will be available at no expense to Lessee for the installation thereof, except customary tap in fees.

Lessor hereby indemnifies and agrees to defend and hold Lessee harmless from all claims, costs, liabilities, judgments or expenses resulting from any representations and warranties in this Section 34.J being untrue and affirms that the provisions of Section 24.I shall be applicable in the event of the exercise of either Right to Purchase.  If Lessee determines prior to Closing that there is a material untruth or inaccuracy of any of the representations and warranties made by Lessor above, then Lessee shall send Lessor written notice of such information.

In such event, Lessor shall, within thirty (30) days thereafter, commence to cure the condition giving rise to the breach of the representation or warranty and at all times thereafter diligently pursue the cure of such condition.  If such condition cannot reasonably be corrected prior to Closing, the Closing shall occur as scheduled and the parties shall agree upon the cost of correcting the condition.  One hundred twenty-five percent (125%) of such agreed upon amount shall be held in escrow out of sale proceeds until the correction is completed by Lessor.  If Lessor does not take action and diligently proceed within such thirty (30) day period as set forth above, Lessee shall be entitled to obtain funds from such escrow for purposes of paying for the cost of completing the work.  In the event that Lessor elects not to cure such condition, Lessee may revoke its exercise of RTP 1.

All representations and warranties shall survive the Closing for a period of one (1) year.

K.                            Lessee represents that the individual signing this Lease on behalf of Lessee has the authority to bind Lessee to the agreements set forth herein.

L.                             Lessee’s Right to Purchase shall automatically terminate upon the earliest to occur of (i) the expiration or termination of this Lease, (ii) the termination of Lessee’s right to possession of the Premises, (iii) as to each separate Right to Purchase (but not the other Right to Purchase), the failure of Lessee to timely or properly exercise any Right to Purchase, subject to the notice and cure periods described in Section 34.C above, or (iv) the assignment or subletting of the Premises, except for a subletting to a third party operator, and except for an assignment or subletting to an Affiliate.  Lessor and Lessee acknowledge and agree that no real estate brokerage commission or finder’s fee shall be payable by either party in connection with any exercise by Lessee of any Right to Purchase and each party indemnifies the other against brokerage or commission claims arising out of the indemnifying party’s action.

M.                           Lessee and Lessor agree to cooperate with one another if either party notifies the other that it desires to complete a like-kind exchange under Section 1031 of the Internal Revenue Code.  Each party agrees to execute any documents requested by the other party (the “Exchanging Party”), provided the party so executing documents incurs no additional liabilities in connection therewith.  In the event that a party elects to engage in such like-kind exchange, the rights of the Exchanging Party and the obligations of the other party under this Section 34 may, at the Exchanging Party’s option, be assigned to a qualified intermediary and one or more exchange trusts in order to consummate same.

N.                            Within five (5) years following Closing, in the event Lessee enters into an agreement to sell the Premises to an unrelated third party (said agreement is hereinafter referred to as the “Sales Agreement”), Lessor shall have a right of first refusal to purchase the Premises, on substantially the same terms and conditions as provided in the Sales Agreement.  Lessor shall have fifteen (15) days after receipt of a copy of such agreement to exercise such right, which Lessor shall do by executing and delivering to Lessee an agreement containing the same business terms and conditions as are contained in the Sales Agreement.  If Lessor shall not deliver such executed agreement to Lessee within such fifteen (15) day period, then Lessor shall be deemed to have failed to exercise, and to have waived, such right with respect to the Sales Agreement.  At the Closing, Lessor and Lessee shall execute a memorandum of Lessor’s right of first refusal, which memorandum shall be recorded with the Will County Recorder of Deeds at Lessor’s cost.

35.          MISCELLANEOUS.

A.                            Upon the termination of this Lease, whether by lapse of time or otherwise, the Premises and related improvements shall be surrendered to Lessor in the same condition as on the date of Completion (except as altered by any Lessee Change that Lessor permits to remain on the Premises), reasonable wear and tear and damage by casualty excepted, subject to the terms of Section 21 regarding fixtures, equipment and goods of Lessee.

B.                            One or more waivers of any covenant or condition of this Lease by Lessor or Lessee shall not be construed as a waiver of the further breach of the same covenant or condition, or of any other covenant or condition herein contained.  Each provision hereunder shall be deemed to be both a covenant and a condition.

C.                            The covenants, conditions and agreements of this Lease shall be binding upon and shall inure to the benefit of the successors, heirs and assigns of the parties hereto.

D.                            This Lease and the terms hereof may be changed or modified only by execution of such change or modification in writing by the parties hereto or their successors, heirs and assigns.

E.                             If Lessee remains in possession of the Premises after the expiration of the term of this Lease, or any renewals hereof, without the execution of a new lease or an agreement extending the term hereof, or without the exercise of the renewal options herein granted to Lessee, but with the written approval of Lessor, Lessee shall be deemed to be occupying the Premises as a tenant from month to month, subject to all of the terms of this Lease as may be applicable to a month-to-month tenancy, and at the Rent provided for herein, prorated on a monthly basis.  If Lessee so remains in possession without the written approval of Lessor, Lessee shall be tenant holding over at a Base Rent equal to 150% of the Base Rent in effect at the end of the Term.

F.                             The captions, paragraph numbers and table of contents appearing in this Lease are inserted only as a matter of convenience and in no way define, limit,

construe or describe the scope or intent of this Lease nor in any way affect this Lease.

G.                            If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby; and each term, covenant or condition of this Lease shall be valid and enforced to the fullest extent permitted by law.

H.                            This Lease, the exhibits and amendments or addenda, if any, attached hereto and forming a part hereof, set forth all the covenants, promises, agreements, conditions, provisions and understandings between Lessor and Lessee concerning the Premises and there are not covenants, promises, agreements, conditions, provisions or understandings, either oral or written, between them other than are herein set forth.

I.                              Lessor represents that it dealt with no broker or brokers and Lessee represents that it dealt with no broker or brokers, in connection with the negotiation, execution and delivery of this lease.  Lessor shall defend, indemnify and hold harmless Lessee from and against any claims or demands for brokerage commission and finder’s fees arising as a result of the acts of Lessor.  Lessee shall defend, indemnify and hold harmless Lessor from and against any claims or demands for brokerage commission and finder’s fees arising as a result of the acts of Lessee.

J.                             All amounts that are not paid to the party entitled to such payment within the time period due under this Lease shall bear interest from the date such amount was due until paid in full at the rate of ten percent (10%) per annum (“Delinquency Rate”).

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed this Lease the day and year first hereinabove written.

LESSOR:			LESSEE:

CENTERPOINT INTERMODAL LLC,			WAL-MART STORES EAST, LP,
an Illinois limited liability company			a Delaware limited partnership

BY:	CENTERPOINT PROPERTIES TRUST,		BY:	WSE MANAGEMENT, LLC,
	a Maryland real estate investment trust,			a Delaware limited liability company and
	its sole member and manager			general manager

	By:	/s/ Michael M. Mullen		By:	/s/ Shannon Letts
	Name:	Michael M. Mullen			Shannon Letts
	Title:	Chief Executive Officer			Director, Distribution Center
Real Estate

	By:	/s/ Paul S. Fisher
	Name:	Paul S. Fisher
	Title:	Chief Financial Officer